  As filed with the Securities and Exchange Commission on April 23, 1999

                                                      Registration No. 333-67585
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ----------------

                              AMENDMENT NO. 5
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ----------------

                            SEAGATE TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

                                ----------------

         Delaware                     3573                    94-2612933
     (State or other           (Primary Standard           (I.R.S. Employer
     jurisdiction of               Industrial           Identification Number)
     incorporation or         Classification Code
      organization)                 Number)

                                 920 Disc Drive
                        Scotts Valley, California 95066
                                 (831) 438-6550
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ----------------

                                Donald L. Waite
                            Executive Vice President
                            Seagate Technology, Inc.
                                 920 Disc Drive
                        Scotts Valley, California 95066
                                 (831) 438-6550
           (Name, address and telephone number of Agent for Service)

                                ----------------

                                   Copies to:

                             Larry W. Sonsini, Esq.
                             John T. Sheridan, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304

                                ----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [LOGO OF SEAGATE APPEARS HERE]

                                ---------------

                          Offering circular/prospectus

              Offer to exchange shares of Seagate Technology, Inc.
                   for your shares of Seagate Software, Inc.

                                ---------------

Our offer will expire at 12:00 midnight, New York City time, on June 7, 1999 unless extended

Seagate Technology is offering to exchange shares you hold of Seagate Software common stock for shares of Seagate Technology common stock. If you accept our exchange offer, you will receive that number of shares of Seagate Technology common stock calculated by multiplying the number of shares of Seagate Software common stock that you elect to exchange by the exchange rate, as described elsewhere in this document.

For an example of our exchange offer using the exchange rate, see the frequently asked questions section of this document beginning on page 1.

Seagate Technology common stock is traded on the New York Stock Exchange under the symbol "SEG." On April 19, 1999, the closing price of Seagate Technology common stock was $26 13/16. The Seagate Software common stock has no public market.

If you wish to participate in our exchange offer, you must complete the transmittal letter included with this document and return it, along with your stock certificates representing your shares of Seagate Software common stock that you wish to exchange, to Harris Trust Company of New York no later than the expiration date indicated above. If you wish to exercise your stock options for Seagate Software stock and participate in our exchange offer, you must also complete and return the special exercise instruction letter enclosed with this document.

Your election to participate in the exchange offer will be irrevocable. You will only be able to withdraw your election prior to the expiration date of our offer if we have not yet accepted your Seagate Software shares tendered.

In connection with your evaluation of this exchange offer, you should consider the information under the section entitled "Seagate Technology Risk Factors" beginning on page 20.
                                ---------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

The date of this document is April 23, 1999.

                               Table of Contents

Frequently Asked Questions................................................    1
Summary Description of the Companies......................................   10
Summary Selected Condensed Financial Data.................................   11
Selected historical financial data of Seagate Technology..................   11
Seagate Technology summary unaudited pro forma condensed financial data...   13
How the pro forma financial statements were prepared......................   13
Seagate Technology selected unaudited pro forma condensed financial infor-
 mation...................................................................   14
Seagate Technology comparative per share data.............................   14
Accounting for the NSMG combination.......................................   15
Selected historical financial data of Seagate Software....................   16
Seagate Software selected unaudited pro forma financial data..............   17
How the pro forma financial statements were prepared......................   17
Seagate Software selected unaudited pro forma condensed financial informa-
 tion.....................................................................   18
Seagate Software comparative per share data...............................   18
Accounting for the NSMG combination.......................................   19
Seagate Technology Risk Factors...........................................   20
Seagate Technology faces risks from the spin-off of Seagate Software's
 Network & Storage Management Group.......................................   20
Seagate Technology's financial results may be volatile because our short-
 term cost structure is fixed.............................................   21
We may not be profitable if we cannot sell a high volume of products......   21
Acquisition related accounting charges will delay and reduce our profits..   21
Our business will suffer if we do not ship new products early in the prod-
 uct life cycle before margins decline....................................   21
Slowdown in demand for computer systems may cause a decline in demand for
 our products.............................................................   22
We will not be successful if we do not bring our new products to market
 quickly..................................................................   22
If our customers delay or cancel orders, our revenues will be adversely
 affected.................................................................   23
We face intense competition and may not be able to compete effectively....   23
We face risks from our international operations...........................   24
We may experience Year 2000 computer problems that harm our business......   24
The I.R.S. could assert that receipt of Seagate Technology Stock by U.S.
 holders is taxable.......................................................   25
Our stock price will fluctuate............................................   25
Notice Regarding Forward-Looking Statements in this Document..............   26
Where You Can Find More Information.......................................   27
The Exchange Offer........................................................   29
The exchange offer and the exchange rate..................................   29
Background and reasons for the exchange offer.............................   29
The expiration date.......................................................   29
Conditions to the exchange offer..........................................   30
Termination of the exchange offer.........................................   30
Exchange of shares and certificates.......................................   30
Exchange agent for shares and certificates................................   32
Fractional shares.........................................................   32
Fees and expenses.........................................................   32
Transfer taxes............................................................   32
Appraisal rights..........................................................   33
Proxies...................................................................   33
Withdrawal rights.........................................................   33
Regulatory approvals required.............................................   33
Material income tax considerations of exchange of shares..................   34

Accounting treatment......................................................  39
Description of Seagate Technology Capital Stock...........................  40
Comparison of Stockholder Rights..........................................  41
Stockholder meetings......................................................  41
Director nominations......................................................  41
Indemnification...........................................................  41
Information About Seagate Technology......................................  43
General...................................................................  43
Stock and dividend information............................................  44
Information about Seagate Software and the Information Management Group...  45
General...................................................................  45
Products..................................................................  45
Sales and marketing.......................................................  46
Technical support and maintenance.........................................  47
Competition...............................................................  47
Patents and intellectual property rights..................................  48
Employees.................................................................  49
Facilities................................................................  49
Legal proceedings.........................................................  49
Market for and dividends paid on Seagate Software common stock............  50
Security ownership of certain beneficial owners and management of Seagate
 Software.................................................................  50
Seagate Technology Unaudited Pro Forma Condensed Financial Statements.....  53
Notes to Seagate Technology Unaudited Pro Forma Condensed Financial
 Statements...............................................................  59
Seagate Software Unaudited Pro Forma Condensed Financial Statements.......  67
Notes to Seagate Software Unaudited Pro Forma Condensed Financial
 Statements...............................................................  72
Legal Matters.............................................................  81
Experts...................................................................  81

This document contains trademarks of Seagate Technology and Seagate Software and may contain trademarks of others.

                           Frequently Asked Questions

Questions about our exchange offer

Q: What is being offered?

A: You are being offered the opportunity to exchange all or a portion of your outstanding shares of Seagate Software common stock for shares of Seagate Technology common stock.

Q: How will I potentially benefit?

A: You will be able to sell the shares of Seagate Technology common stock that you receive in our exchange offer on the New York Stock Exchange. No public market currently exists for Seagate Software's shares.

Q: Why is Seagate Technology making the exchange offer?

A: Seagate Software and Seagate Technology wish to provide all Seagate Software stockholders and holders of vested options an opportunity to receive the benefits of owning a security that is tradeable in a public market.

Q: Does Seagate Technology pay dividends?

A: Like Seagate Software, Seagate Technology has not historically paid dividends on common stock. We do not expect that Seagate Technology will pay any dividends in the future.

Q: If I do not accept this exchange offer and continue to hold Seagate Software shares or options, will there be another opportunity to sell/exchange them and realize a gain?

A: Following the exchange offer, Seagate Software may, from time to time, evaluate various alternative means for you to obtain cash for your shares. However, there is no guarantee that such a situation will occur. In the event of any such transaction, the value of your shares of Seagate Software may be greater or less than the value of such shares in our exchange offer.

--------------------------------------------------------------------------------

Questions for Seagate Software stockholders

Q: What choices do I have for my shares of Seagate Software stock?

A: You have two choices:

  . you may exchange your Seagate Software shares for Seagate Technology shares by participating in our exchange offer, or

  . you may retain your Seagate Software stock.

Q: What taxes will I owe if I participate in the exchange offer?

A: Whether or not you will owe taxes as a result of your participation in our exchange offer depends on your country of residence.

  . If you are a resident of the U.K., your receipt of Seagate Technology stock in our exchange offer will be tax-free.

  . Our tax advisor, Ernst & Young, is of the opinion that the receipt of Seagate Technology stock in our exchange offer by residents of the U.S. will more likely than not be tax-free in which case no gain or loss will be recognized. However, the rules are not entirely clear and there is some risk that the Internal Revenue Service could disagree. If the Internal Revenue Service successfully asserted the exchange offer was taxable to you, you would be treated in the same manner as if you had sold your Seagate Software stock for cash in an amount equal to the fair market value, on the date the exchange offer closes, of the Seagate Technology stock you receive. Thus, you would recognize gain or loss equal to the difference between the fair market value of the Seagate Technology stock you receive and your tax basis in the Seagate Software stock you surrender, in the exchange offer.

  . If you are a Canadian resident and you participate in our exchange offer, you will recognize a capital gain in an amount equal to the difference between the fair market value of the Seagate Technology shares that you receive in our exchange offer and the tax basis of the Seagate Software shares that you surrender in our exchange offer. As a Canadian resident, however, only three quarters of the capital gain would be subject to income tax provided certain conditions are met. However, on April 15, 1999, the Canadian Department of Finance issued a press release containing a proposal that, if enacted into law, may allow Canadian residents participating in the exchange offer to receive the Seagate Technology stock on a tax-free basis.

   Please see pages 34 through 39 for a more complete explanation of the tax consequences of participating in our exchange offer.

--------------------------------------------------------------------------------

Questions for Seagate Software optionholders who will remain employees of either Seagate Software or Seagate Technology

Q: What choices do I have for the vested portion of my Seagate Software options?

A: You have three choices:

  . you may exercise your vested options and then exchange the Seagate
    Software shares for Seagate Technology shares,

  . you may exercise your vested options and then hold the Seagate Software shares, or

  . you may retain your Seagate Software options.

Q: What choices do I have for the unvested portion of my Seagate Software options?

A: None. You will continue to hold your options, and they will continue to vest so long as you remain an employee.

Q: What taxes will I owe if I exercise my options?

A: Whether or not you will owe taxes depends on the type of options you hold and your country of residence.

  . If you are a resident of the U.K. or Canada or a U.S. holder of stock options that are not incentive stock options, you will recognize income equal to the difference between the exercise price and the fair market value of the Seagate Software stock received on exercise of your option. If you are a Canadian resident, however, you may be able to take a 25% offsetting deduction provided certain conditions are met.

  . If you are a U.S. holder of incentive stock options, the rules that apply to you are complex. Although the exercise of your options will be tax-free for regular tax purposes, for alternative minimum tax purposes, the difference between the fair market value of the Seagate Software stock and the option exercise price will be included in alternative minimum taxable income. If you sell the Seagate Technology stock you receive in the exchange offer two years after the date you were granted your incentive stock option and one year after the date you exercised the option, then any gain will be capital gain. However, if you sell your stock prior to these dates, the gain up to the fair market value of the Seagate Software stock at the day of exercise will be ordinary income and only appreciation subsequent to the exercise date will remain as capital gain.

  Please see pages 34 through 39 for a more complete explanation of the tax consequences of participating in our exchange offer.

Q: Will I be perceived as uncommitted to the future of Seagate Software if I plan to take advantage of the exchange offer?

A: Your decision about whether to participate in the exchange offer will not be viewed negatively in any way by Seagate Technology or Seagate Software. We are voluntarily providing you with our exchange offer because we believe the employees of Seagate Software will appreciate the opportunity to receive stock tradeable on a public market.

--------------------------------------------------------------------------------

Questions for Seagate Software optionholders who will become employees of New VERITAS

Q: What is the NSMG combination?

A: Seagate Software and Seagate Technology have agreed to contribute the Seagate Software Network & Storage Management Group business to a newly formed entity, New VERITAS, in exchange for approximately 40% ownership of New VERITAS shares. New VERITAS will own the Network & Storage Management Group business and what is now VERITAS Software

   Corporation. We call this the NSMG combination. New VERITAS common stock will be publicly traded on the Nasdaq National Market.

Q: What choices do I have for the vested portion of my Seagate Software options?

A: You have three choices:

  . you may exercise your vested options and then exchange your Seagate
    Software shares for Seagate Technology shares,

  . you may exercise them and hold your Seagate Software shares, or

  . you may exchange them for options to purchase shares of New VERITAS common stock. Additional information about the New VERITAS exchange offer will be mailed to you separately.

Q: Can I continue to hold my vested Seagate Software options?

A: No. You must elect one of the three choices in the answer above, because your options will terminate 30 days after the NSMG combination closes.

Q: Can I continue to hold the unvested portion of my Seagate Software options?

A: No. You should participate in the New VERITAS exchange offer or you will lose your unvested options.

Q: What taxes will I owe if I exercise my options?

A: Whether or not you will owe taxes depends on the type of options you hold and your country of residence.

  . If you are a resident of U.K. or Canada or a U.S. holder of stock options that are not incentive stock options, you will recognize income equal to the difference between the exercise price and the fair market value of the Seagate Software stock received on exercise of your option. If you are a Canadian resident, however, you may be able to take a 25% offsetting deduction provided certain conditions are met.

  . If you are a U.S. holder of incentive stock options, the rules that apply to you are complex. Although the exercise of your options will be tax-free for regular tax purposes, for alternative minimum tax purposes, the difference between the fair market value of the Seagate Software stock and the option exercise price will be included in alternative minimum taxable income. If you sell the Seagate Technology stock you receive in the exchange offer two years after the date you were granted your incentive stock option and one year after the date you exercised the option, then any gain will be capital gain. However, if you sell your stock prior to these dates, the gain up to the fair market value of the Seagate Software stock at the day of exercise will be ordinary income and only appreciation subsequent to the exercise date will remain as capital gain.

  Please see pages 34 through 39 for a more complete explanation of the tax consequences of participating in our exchange offer.

--------------------------------------------------------------------------------

Questions for Seagate Software optionholders who will not be employed by Seagate Software, Seagate Technology or New VERITAS.

Q: What choices do I have for the vested portion of my Seagate Software options?

A: You have two choices:

  . you may exercise your vested options and then exchange your Seagate
    Software shares for Seagate Technology shares, or

  . you may exercise your vested options and hold your Seagate Software shares.

Q: Can I continue to hold my vested Seagate Software options?

A: No. You will have 30 days after your employment with Seagate Software or Seagate Technology ends to exercise your options and receive Seagate Software stock or your options will terminate.

Q: Can I continue to hold the unvested portion of my Seagate Software options?

A: No. Your unvested options expire when your employment ends.

Q: What taxes will I owe if I exercise my options?

A: Whether or not you will owe taxes depends on the type of options you hold and your country of residence.

  . If you are a resident of U.K. or Canada or a U.S. holder of stock options that are not incentive stock options, you will recognize income equal to the difference between the exercise price and the fair market value of the Seagate Software stock received on exercise of your option. If you are a Canadian resident, however, you may be able to take a 25% offsetting deduction provided certain conditions are met.

  . If you are a U.S. holder of incentive stock options, the rules that apply to you are complex. Although the exercise of your options will be tax-free for regular tax purposes, for alternative minimum tax purposes, the difference between the fair market value of the Seagate Software stock and the option exercise price will be included in alternative minimum taxable income. If you sell the Seagate Technology stock you receive in the exchange offer two years after the date you were granted your incentive stock option and one year after the date you exercised the option, then any gain will be capital gain. However, if you sell your stock prior to these dates, the gain up to the fair market value of the Seagate Software stock at the day of exercise will be ordinary income and only appreciation subsequent to the exercise date will remain as capital gain.

  Please see pages 34 through 39 for a more detailed explanation of the tax consequences of participating in our exchange offer.

--------------------------------------------------------------------------------

Questions about the exchange rate

Q: What is meant by the term exchange rate?

A: The exchange rate refers to the number of shares of Seagate Technology common stock that will be issued for each share of Seagate Software common stock in the exchange offer.

Q: How is the exchange rate determined?

A: The exchange rate will be determined by dividing the value per share of Seagate Software by the value per share of Seagate Technology as described below.

Q: How will the value of a Seagate Technology share be determined for the purpose of our exchange offer?

A: Since Seagate Technology shares are publicly traded on the New York Stock
   Exchange, determining the value of Seagate Technology for the purpose of the exchange offer is straight-forward. The value will be equal to the average closing price of Seagate Technology shares for five trading days ending on the sixth business day before the close of the NSMG combination.

Q: How is the value of a Seagate Software share determined for the purpose of our exchange offer?

A: Because Seagate Software is not a publicly traded company, the determination of its value is more involved than the process for determining the value of Seagate Technology. The formula for determining the value per share is based on two main components: the value of Seagate Software's Information Management Group business and the value of the shares of New VERITAS received in exchange for the Network & Storage Management Group business. The formula looks like this:

          Value of        Value of Information Management Group business + Value
          Seagate                of New VERITAS shares + Option proceeds
         Software      =  ------------------------------------------------------
            Per
        Share/Option      Total Seagate Software Shares and Options Outstanding

  The various components of this formula are described below.

Q: How is the value of the Information Management Group business determined for the purposes of the exchange offer?

A: Seagate Software's board of directors will make the ultimate decision on the value of the Information Management Group business. Their determination will be based on a number of factors, including the Information Management Group business' historical and projected revenue, earnings and cash flow as well as on other factors including limited financial analyses performed by their financial advisor, Morgan Stanley & Co., Incorporated. While the final valuation of Information Management Group business will be determined by the Seagate

   Software board of directors as of six days prior to the closing of the NSMG combination, it is currently estimated to be approximately $325 million.

Q: How is the value of the New VERITAS shares received determined?

A: The value of New VERITAS shares will be equal to the average closing price of VERITAS stock for the five trading days ending the sixth day before the close of the NSMG combination multiplied by the total number of New VERITAS shares received.

Q: What is meant by "Options proceeds"?

A: This is the amount of money that Seagate Software would receive if all Seagate Software option holders were to exercise their options. When you exercise your options, you pay the exercise price in return for shares. The money you pay is an asset of Seagate Software.

Q: Why do you divide by "Total Shares and Options outstanding"?

A: Dividing by this number is necessary to calculate the total value per share or option of Seagate Software.

Q: Will fluctuations in the price of Seagate Technology's or VERITAS' stock affect the number of shares of Seagate Technology you will receive in the exchange?

A: Yes, any fluctuation in the market price of Seagate Technology's or VERITAS' common stock during the period in which the exchange rate is calculated will affect the number of shares of Seagate Technology common stock that you will receive in the exchange. Historically, the market prices of Seagate Technology's and VERITAS' common stock have varied greatly. For example, during Seagate Technology's quarter ended April 2, 1999, the highest and lowest sale prices were $44 1/4 and $25 5/8. During VERITAS' quarter ended March 31, 1999, the highest and lowest sale prices were $89 1/2 and $58.

Q: Can you give me an example of how the exchange rate works?

A: While the values for the purpose of the exchange rate will be determined at the end of the sixth business day before the close of the NSMG combination, for the purposes of this example we are using best estimates of the values at the time this document was filed, as set forth below:

  Value of Seagate Technology per share            $ 30.00
  Value of Seagate Software Information
    Management Group                               $325.00 million

  Value of New VERITAS shares and options received at an assumed price of $80.75 per share

  Option Proceeds                                  $  3.07 billion

                                                   $103.00 million
  Total Seagate Software shares and options
    outstanding                                      67.00 million

   Substituting the applicable numbers into the formula outlined earlier for determining the value per share of Seagate Software results in a value per share of Seagate Software of $52.

   Given these values, the exchange rate would be equal to 1.73 ($52/$30). If this were the actual exchange rate and you were to tender 100 shares of Seagate Software common stock for the purpose of the exchange offer, you would receive 173 shares of Seagate Technology common stock.

Q: How will I know what the exchange rate is?

A: You can call 877-707-5656 for a current exchange rate. Outside North
   America, you must first dial the AT & T Direct Access Code for the country from which you are calling.

--------------------------------------------------------------------------------

Questions about the vesting of your Seagate Software options

Q: How will the vesting schedule of my options change?

A: The Seagate Software board of directors has amended the vesting schedule of your stock options. The changes to your vesting schedule are effective only if the NSMG combination closes. Your stock options currently vest at a rate of 20%, 20%, 30%, 30% on each respective annual anniversary of your vesting commencement date.

   Under the new schedule, 1/48th of your stock options will vest on each monthly anniversary of your vesting commencement date(s). This new schedule will take effect as soon as the NSMG combination closes, and is retroactive to the vesting commencement date of each of your grants. You will always have more options vested under the new schedule than under the old. The benefits of this new vesting schedule will be available to you for the exchange offer.

  The following is an example of how your vesting is affected, assuming the following:

   Date of Grant              May 1, 1997
   Vesting Commencement Date  May 1, 1997
   Number of Shares Granted           100

New vesting schedule:

  Under the new vesting schedule, options vest on the monthly anniversary of the vesting commencement date, not daily.

 Date            Elapsed time since Percentage Cumulative Total number
                 vesting            vesting    number of  of unvested
                 commencement                  vested     shares
                 date                          shares
 May 1, 1997     0                  0          0          100
----------------------------------------------------------------------
 June 15, 1997   1 month 15 days    1/48       1          99
----------------------------------------------------------------------
 May 1, 1998     1 year             12/48      25         75
----------------------------------------------------------------------
 Apr. 1, 1999    1 year 11 months   23/48      47         53
----------------------------------------------------------------------
 May 1, 1999     2 years            24/48      50         50
----------------------------------------------------------------------
 May 1, 2000     3 years            36/48      75         25
----------------------------------------------------------------------
 May 1, 2001     4 years            48/48      100        0
----------------------------------------------------------------------

Current vesting schedule:

  Under your current vesting schedule, options only vest on the annual anniversary of the vesting commencement date, not monthly throughout the year.

 Date            Elapsed time since Percentage Cumulative Total number
                 vesting            vesting    number of  of unvested
                 commencement                  vested     shares
                 date                          shares
 May 1, 1997     0                  0          0          100
----------------------------------------------------------------------
 June 15, 1997   1 month 15 days    NA         0          100
----------------------------------------------------------------------
 May 1, 1998     1 year             20%        20         80
----------------------------------------------------------------------
 April 1, 1999   1 year 11 months   NA         20         80
----------------------------------------------------------------------
 May 1, 1999     2 years            20%        40         60
----------------------------------------------------------------------
 May 1, 2000     3 years            30%        70         30
----------------------------------------------------------------------
 May 1, 2001     4 years            30%        100        0
----------------------------------------------------------------------

Q: Why is Seagate Software's board of directors changing the vesting schedule?

A: The New VERITAS stock option plan will have a 1/48th vesting schedule. The
   Network & Storage Management Group business employees who become New VERITAS employees will receive the benefits of this 1/48th vesting schedule. The Seagate Software board of directors wanted to offer the same vesting schedule to employees who remained with Seagate Software.

Q: What is my vesting schedule if I leave Seagate Software before the NSMG combination closes?

A: If you leave Seagate Software before the NSMG combination closes, your original vesting schedule will apply.

--------------------------------------------------------------------------------

If I have additional questions, whom should I contact?

Additional questions can be directed to Bill Rowley in our Investor Relations Department at telephone number (831) 439-2371 or by email at bill rowley@notes.seagate.com.

                      Summary Description of the Companies

                            Seagate Technology, Inc.

  Seagate Technology, Inc.
  920 Disc Drive

  Scotts Valley, California 95066
  (831) 438-6550

Seagate Technology designs, manufactures and markets products for storage, retrieval and management of data on computer systems and other systems which receive, store and transmit data. These products include disc drives and disc drive components, tape drives and software. Seagate Technology designs, manufactures and markets a broad line of rigid disc drives. These products are used in computer systems ranging from desktop personal computers to large, sophisticated enterprise computers. Seagate Technology also designs and markets tape drives ranging in capacity from 8 gigabytes to 200 gigabytes for low cost storage and protection of large volumes of data electronically. Seagate Technology currently produces backup solutions for desktop personal computers and midrange servers to complement its line of disc drive products.

                             Seagate Software, Inc.

  Seagate Software, Inc.
  915 Disc Drive
  Scotts Valley, California 95066
  (831) 438-6550

Seagate Software develops and markets software products and provides related services enabling business users and information technology professionals to store, access and manage enterprise information. Seagate Software is currently comprised of two operating groups, the Information Management Group and the Network & Storage Management Group. The Network & Storage Management Group offers network and storage management software solutions, which enable information technology professionals to manage distributed network resources and to secure and protect enterprise data. The Information Management Group products permit analysis and interpretation of data in order to make business decisions. After the closing of the NSMG combination, Seagate Software will continue to operate its Information Management Group business. In fiscal 1998, the Information Management Group's revenue represented approximately 40% of Seagate Software's total revenue.

Headquartered in Scotts Valley, California, Seagate Software currently has over 40 offices and operations in 18 countries worldwide. After the contribution of its Network & Storage Management Group business to New VERITAS in connection with the NSMG combination, Seagate Software will have 32 offices and operations in 17 countries worldwide. Seagate Software is a majority-owned and consolidated subsidiary of Seagate Technology.

As of March 31, 1999, Seagate Technology held approximately 98.2% of all outstanding shares of Seagate Software. The remaining shares of Seagate Software are held by current and former employees, directors and consultants of Seagate Software, Seagate Technology and their subsidiaries. In addition, options to purchase 11,136,215 shares of Seagate Software common stock were outstanding as of March 31, 1999.

                   Summary Selected Condensed Financial Data

We are providing the following financial information of Seagate Technology and Seagate Software. Seagate Software is approximately 98.2% owned by Seagate Technology on an outstanding shares basis. The consolidated historical results of Seagate Technology include the results of Seagate Software. This financial information should help you analyze the financial aspects of our exchange offer.

The financial information of Seagate Technology for fiscal 1994 through fiscal 1998 is derived from Seagate Technology's audited financial statements for the same periods, and the financial information for the six months ended January 2, 1998 and January 1, 1999 is derived from unaudited financial statements. The financial information of Seagate Software is derived from Seagate Software's audited financial statements for fiscal 1995 through fiscal 1998 and unaudited financial statements for fiscal 1994 and the six months ended January 2, 1998 and January 1, 1999. The financial information for the six months ended January 1, 1999 for Seagate Technology and Seagate Software is not necessarily indicative of results that may be achieved for the remainder of fiscal 1999. This financial information is only a summary and you should read it in conjunction with the Seagate Technology financial statements and related notes and the Seagate Software financial statements and related notes contained in the annual reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 27.

Selected historical financial data of Seagate Technology
(in millions, except per share amounts)

                                      Fiscal Years Ended                Six Months Ended
                          ------------------------------------------- ---------------------
                          July 3,  June 27, June 28, June 30, July 1, January 1, January 2,
                           1998      1997     1996     1995    1994      1999       1998
                          -------  -------- -------- -------- ------- ---------- ----------
Revenue.................  $6,819    $8,940   $8,588   $7,256  $5,865    $3,354     $3,569
Gross margin............     989     2,022    1,581    1,373   1,171       749        487
Income (loss) from
 operations.............    (686)      858      287      459     473        88       (477)
Income (loss) before
 extraordinary gain.....    (530)      658      213      313     330        74       (423)
Net income (loss).......    (530)      658      213      319     330        74       (423)
Basic income (loss) per
 share before
 extraordinary gain.....   (2.17)     2.82     1.07     1.64    1.76       .30      (1.74)
Basic net income (loss)
 per share..............   (2.17)     2.82     1.07     1.67    1.76       .30      (1.74)
Diluted income (loss)
 per share before
 extraordinary gain.....   (2.17)     2.62     0.97     1.44    1.56       .30      (1.74)
Diluted net income
 (loss) per share.......   (2.17)     2.62     0.97     1.47    1.56       .30      (1.74)
Total assets............   5,645     6,723    5,240    4,900   4,308     5,830      5,933
Long-term debt, less
 current portion........     704       702      798    1,066   1,177       703        703
Stockholders' equity....  $2,937    $3,476   $2,466   $1,936  $1,635    $2,966     $2,986
Number of shares used in
 per share computations:
 Basic..................   243.6     233.6    199.7    190.6   186.9     245.0      243.8
 Diluted................   243.6     257.9    236.1    244.7   235.8     249.1      243.8

Seagate Technology's fiscal 1998 results of operations include a $347 million restructuring charge, a $223 million write-off of in-process research and development incurred primarily in connection with the acquisition of Quinta Corporation, a $76 million charge for mark-to-market adjustments on certain of Seagate Technology's foreign currency forward exchange contracts and a $22 million reduction in the charge recorded in fiscal 1997 as a result of the adverse judgment in the Amstrad PLC litigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Seagate Technology's Form 10-K/A for the year ended July 3, 1998 incorporated by reference in this document. The fiscal 1997 results of operations include a $153 million charge as a result of the adverse judgment in the Amstrad PLC litigation. The fiscal 1996 results of operations include a $242 million restructuring charge as a result of the merger with Conner Peripherals, Inc. and a $99 million write-off of in-process research and development primarily incurred in connection with the acquisition of software companies. The fiscal 1995 results of operations include a $73 million write-off of in-process research and development incurred in connection with business acquisitions.

The results for the six months ended January 1, 1999 include a $78 million charge in connection with an amendment to the purchase agreement for the August 1997 acquisition of Quinta Corporation and a $7 million charge related to the separation agreement with Seagate Technology's former Chief Executive Officer.

The results for the six months ended January 2, 1998 include a $216 million write-off of in process research and development incurred primarily in connection with the acquisition of Quinta Corporation, a $205 million restructuring charge, a $22 million reduction in the $153 million charge recorded in 1997 as a result of the adverse judgment in the Amstrad PLC litigation and a $76 million charge for mark-to-market adjustments on certain of Seagate Technology's foreign currency forward exchange contracts.

Prior periods have been restated to reflect the merger with Conner Peripherals, Inc. in February 1996 on a pooling of interests basis, a two-for-one stock split, effected in the form of a stock dividend, in November 1996, and Statement of Financial Accounting Standards No. 128, "Earnings Per Share" adopted in the second quarter of fiscal 1998.

Seagate Technology summary unaudited pro forma condensed financial data

The following information is provided to give you pro forma financial information that provides a better picture of what the results of operations and financial position of Seagate Technology might have looked like had the exchange of Seagate Software shares for Seagate Technology shares contemplated by the exchange offer and the NSMG combination occurred at an earlier date. The pro forma financial information includes the effects of the purchase by New VERITAS of Telebackup Systems Inc., a Canadian Corporation immediately subsequent to the NSMG combination. This information is provided as an example only. It does not show what the results of operations or financial position of Seagate Technology would have been had the NSMG combination, the TeleBackup combination, and the purchase of Seagate Software shares by Seagate Technology actually occurred on the dates assumed. This information also does not purport to indicate what Seagate Technology's future operating results or consolidated financial position will be.

See "Seagate Technology Unaudited Pro Forma Condensed Financial Statements" beginning on page 53 for a more detailed explanation of this analysis.

How the pro forma financial statements were prepared

We prepared these statements in accordance with U.S. generally accepted accounting principles. Seagate Software, and Seagate Technology through consolidation of Seagate Software, will recognize a gain and record certain intangible assets on the contribution of the Network & Storage Management Group to New VERITAS in exchange for New VERITAS common stock. As a result of the exchange of Seagate Software shares for Seagate Technology shares pursuant to the exchange offer, Seagate Software and Seagate Technology will record certain intangible assets and compensation expense.

The pro forma statement of operations data for the year ended July 3, 1998 and the six months ended January 1, 1999, includes recurring adjustments which assume that the NSMG combination, the TeleBackup combination, and the purchase of Seagate Software stock by Seagate Technology all took place on June 28, 1997, the first day of Seagate Technology's fiscal year 1998. The pro forma statement of operations data for Seagate Technology eliminates the historical results of the Network & Storage Management Group and includes Seagate Software's equity interest in the results of New VERITAS for the same periods, including recurring amortization of related intangibles and goodwill plus recurring amortization of intangibles and goodwill associated with the purchase of shares of Seagate Software stock by Seagate Technology, as described in the Notes to the Seagate Software and Seagate Technology unaudited pro forma condensed financial statements.

We prepared the pro forma balance sheet data assuming the NSMG combination, the TeleBackup combination, and the purchase of Seagate Software stock by Seagate Technology all took place on January 1, 1999.

Seagate Technology selected unaudited pro forma condensed financial information (in millions, except per share data)

                                                                 Six Months
                                                   Year Ended       Ended
                                                  July 3, 1998 January 1, 1999
                                                  ------------ ---------------
   Pro forma statement of operations data:
   Revenue.......................................    $6,644        $3,247
   Income (loss) from operations.................      (702)           61
   Net loss......................................      (747)          (41)
   Net loss per share--basic.....................    $(3.01)       $(0.16)
   Net loss per share--diluted...................    $(3.01)       $(0.16)
   Number of shares used in computing per share
    amounts--basic...............................     247.8         249.2
   Number of shares used in computing per share
    amounts--diluted.............................     247.8         249.2

                                                                      As of
                                                                 January 1, 1999
                                                                 ---------------
   Pro forma balance sheet data:
   Working capital..............................................     $2,315
   Total assets.................................................      7,326
   Retained earnings............................................      2,099
   Stockholders' equity.........................................      3,891

Seagate Technology comparative per share data

The following tables present certain unaudited historical and pro forma per share data that reflect the exchange of Seagate Software shares for Seagate Technology shares pursuant to the exchange offer, the completion of the NSMG combination and the TeleBackup combination based upon the historical financial statements of Seagate Technology. The data presented below should be read in conjunction with the Seagate Technology unaudited pro forma condensed financial statements on page 53 and the historical financial statements of Seagate Technology and Seagate Software incorporated by reference in this document. The unaudited pro forma combined financial data does not necessarily indicate the operating results that would have been achieved had the combinations been in effect as of the beginning of the periods presented or future results of operations or financial position.

The following tables present certain unaudited historical and pro forma per share data that reflect the completion of the NSMG combination based upon the historical financial statements of Seagate Technology. The data presented below should be read in conjunction with the Seagate Technology unaudited pro forma condensed financial statements on page 53 and the historical financial statements of Seagate Technology in Seagate Technology's annual report on Form 10-K/A and Seagate Technology's quarterly reports on Form 10-Q and Form 10-Q/A which are incorporated by reference in this document. The unaudited pro forma condensed financial data does not necessarily indicate the operating results that would have been achieved had the NSMG combination occurred at the beginning of the periods presented and does not indicate future results of operations or financial position. The Network & Storage Management Group business is an operating division of Seagate Software, and it has no formal capital structure; accordingly, share and per share information is not presented.

Calculation of Seagate Technology historical book value per share

The historical book value per Seagate Technology common share is computed by dividing stockholders' equity as of the end of each period for which such computation is made by the number of shares of common stock outstanding at the end of each period.

Calculation of Seagate Technology pro forma per share data

The pro forma comparative per share data has been calculated assuming option holders exercise 1,746,828 options to purchase shares of Seagate Software common stock and that these shares from the exercise of stock options plus 608,665 shares held by existing minority interest shareholders, 2,355,493 shares out of 5,248,516 vested shares and options issued and outstanding, are exchanged for Seagate Technology stock and assuming 34,606,432 shares of New VERITAS are issued to Seagate Software in connection with the NSMG combination.

The pro forma book value per share computations include the effect of the in-process research and development charges and the compensation expense amounting to $184 million as described below. The pro forma net loss per share does not reflect these charges since the are non-recurring. These charges will be reflected in Seagate Technology's consolidated financial statements in the period the NSMG combination and the purchase of shares by Seagate Technology are completed.

Accounting for the NSMG combination

Seagate Software will contribute its Network & Storage Management Group business to New VERITAS in exchange for a 41.85% ownership interest in New VERITAS. As a result, Seagate Technology, through consolidation of Seagate Software, will recognize a pro rata gain on the contribution for the difference between 58.15% of the book value of its investment in the Network & Storage Management Group business and 58.15% of the fair value of the New VERITAS stock received. Seagate Technology will record its initial investment in New VERITAS based on the fair value of the New VERITAS stock received plus the book value of the remaining 41.85% of the original investment in the Network & Storage Management Group business.

In-process research and development. Seagate Technology will allocate the purchase price of the New VERITAS stock received based on the estimated fair value of the New VERITAS assets acquired. It is estimated that Seagate Technology will record in-process research and development charges of approximately $92.1 million in connection with the NSMG combination.

Compensation expense and minority interest. In a separate transaction, Seagate Technology has offered to exchange shares of Seagate Technology common stock for all of the outstanding vested shares of Seagate Software common stock not already owned by Seagate Technology. Any shares acquired that were not vested for more than six months will be accounted for as the settlement of an earlier award of stock and will result in compensation expense of approximately $86.7 million. The acquisition of shares vested and held for more than six months will be accounted for as the acquisition of a minority interest and the purchase price will be allocated to the underlying assets and liabilities including in-process research and development of approximately $1.4 million. The amount allocated to in-process research and development will be charged to expense in the period in which the shares are acquired. The accounting for the acquisition of Seagate Software common stock by Seagate Technology will be recorded by Seagate Software as a capital contribution from Seagate Technology and as compensation expense, purchased research and development, and intangible assets.

Seagate Technology--historical

                                                    Year Ended  Six Months Ended
                                                     or as of       or as of
                                                   July 3, 1998 January 1, 1999
                                                   ------------ ----------------
   Net income (loss) per share--basic.............    $(2.17)        $ 0.30
   Net income (loss) per share--diluted...........    $(2.17)        $ 0.30
   Book value per common share....................    $12.00         $12.16

Seagate Technology--pro forma

                                                    Year Ended  Six Months Ended
                                                     or as of       or as of
                                                   July 3, 1998 January 1, 1999
                                                   ------------ ----------------
   Net loss per share--basic......................    $(3.01)        $(0.16)
   Net loss per share--diluted....................    $(3.01)        $(0.16)
   Book value per common share....................    $15.52         $15.73

Selected historical financial data of Seagate Software
(in thousands, except share and per share amounts)

                                        Fiscal Year Ended                      Six Months Ended
                          -------------------------------------------------  ---------------------
                          July 3,   June 27,  June 28,   June 30,  July 1,   January 1, January 2,
                            1998      1997      1996       1995      1994       1999       1998
                          --------  --------  ---------  --------  --------  ---------- ----------
Revenue.................  $293,226  $216,950  $ 141,586  $ 92,796  $ 30,696  $  166,930  $135,366
Gross profit............   242,766   169,161    112,567    70,417    23,556     142,466   110,068
In-process research and
 development............     6,800     2,613     96,958    73,177       --          --        --
Write-down of goodwill,
 developed technology
 and intangibles........     1,900    13,091      2,157       --        --          --      1,900
Restructuring costs ....       --      2,524      9,502       --        --          --        --
Unusual items ..........       --     13,446        --        --        --          --        --
Income (loss) from
 operations.............     6,125   (60,296)  (137,806)  (80,166)  (11,068)     16,228    (2,446)
Net income (loss).......    (9,270)  (53,963)  (129,668)  (82,864)   (6,884)      8,487      (952)
Net income (loss) per
 common share
 Basic..................    (56.33)  (796.93)       --        --        --        36.11     (7.42)
 Diluted................    (56.33)  (796.93)       --        --        --         0.14     (7.42)
Total assets............   138,997   147,331    201,598   101,928    20,854     147,248   138,997
Stockholders' equity....  $ 57,106  $ 65,355  $ 115,602  $ 47,215  $  6,978  $   68,597  $ 57,106
Number of shares used in
 per share computations
 Basic..................   164,571    67,714        --        --        --      235,012   128,326
 Diluted................   164,571    67,714        --        --        --   61,572,394   128,326

The above information includes the impact of dilutive convertible preferred stock held by Seagate Technology.

Seagate Software selected unaudited pro forma financial data

We are providing the following information to give you a better picture of what the results of operations and financial position of Seagate Software might have looked like had the NSMG combination occurred at an earlier date. In addition, the pro forma financial information includes the estimated impact of the purchase of certain shares of Seagate Software by Seagate Technology. This information is provided as an example only. It does not show what the results of operations or financial position of Seagate Software would have been had the NSMG combination, the Seagate Software employee stock option exchange offer and the Seagate Technology exchange offer actually occurred on the dates assumed. This information also does not purport to indicate what Seagate Software's future operating results or consolidated financial position will be. See the Seagate Software unaudited pro forma condensed financial statements on page 67 for a more detailed explanation of this analysis.

How the pro forma financial statements were prepared

We prepared these statements in accordance with U.S. generally accepted accounting principles. Seagate Software will recognize a gain and record certain intangible assets on the contribution of the Network & Storage Management Group business to New VERITAS in exchange for New VERITAS common stock. In addition, Seagate Technology will purchase certain outstanding shares of Seagate Software and, as a result, will record certain intangible assets and compensation expense.

The pro forma statement of operations data for the year ended July 3, 1998 and the six months ended January 1, 1999, includes recurring adjustments which assume that the employee stock option exchange offer and the Seagate Technology exchange offer took place on June 28, 1997, the first day of Seagate Software's fiscal 1998. The pro forma statement of operations data for Seagate Software eliminates the historical results of the Network & Storage Management Group business and includes Seagate Software's equity interest in the results of New VERITAS for the same periods, plus recurring amortization of intangibles and goodwill associated with the Seagate Technology exchange offer, as described in the notes to the Seagate Software unaudited pro forma condensed financial statements.

We prepared the pro forma balance sheet data assuming that the NSMG combination, the Seagate Software employee stock option exchange offer and the Seagate Technology exchange offer all took place on January 1, 1999.

The pro forma statements of operations include the historical results of Seagate Software less the historical results of the Network & Storage Management Group business plus Seagate Software's equity interest in the pro forma results of New VERITAS for the same periods as described in the notes to the Seagate Software unaudited pro forma condensed financial statements beginning on page 67, including recurring amortization of related intangibles and goodwill plus recurring amortization of intangibles and goodwill associated with the purchase of shares of Seagate Software stock by Seagate Technology.

Seagate Software selected unaudited pro forma condensed financial information (in thousands, except per share data)

                                                  Year Ended  Six Months Ended
                                                 July 3, 1998 January 1, 1999
                                                 ------------ ----------------
   Pro forma statement of operations data:
   Total revenues...............................  $ 118,180      $  59,530
   Loss from operations.........................     (9,524)       (11,196)
   Net loss.....................................   (226,014)      (106,819)
   Net loss per share--basic....................  $  (88.40)     $  (41.78)
   Net loss per share--diluted..................  $  (88.40)     $  (41.78)
   Number of shares used in computing per share
    amounts--basic..............................      2,557          2,557
   Number of shares used in computing per share
    amounts--diluted............................      2,557          2,557

                                                           As of January 1, 1999
                                                           ---------------------
   Pro forma balance sheet data:
   Working capital........................................      $   17,010
   Total assets...........................................       1,651,162
   Retained earnings......................................         520,465
   Stockholders' equity...................................         996,134

Seagate Software comparative per share data

The following tables present certain unaudited historical and pro forma per share data that reflect the completion of the NSMG combination based upon the historical financial statements of Seagate Technology. The data presented below should be read in conjunction with the Seagate Technology unaudited pro forma condensed financial statements on page 53 and the historical financial statements of Seagate Technology in Seagate Technology's annual report on Form 10-K/A and Seagate Technology's most recent quarterly reports on Form 10-Q and Form 10-Q/A which are incorporated by reference in this document. The unaudited pro forma condensed financial data does not necessarily indicate the operating results that would have been achieved had the NSMG combination occurred at the beginning of the periods presented, and does not indicate future results of operations or financial position. The Network & Storage Management Group business is an operating division of Seagate Software, and it has no formal capital structure; accordingly, share and per share information is not presented.

Calculation of Seagate Technology historical book value per share

The historical book value per Seagate Technology common share is computed by dividing stockholders' equity as of the end of each period for which such computation is made, by the number of shares of common stock outstanding at the end of each period.

Calculation of Seagate Technology pro forma per share data

The pro forma comparative per share data has been calculated assuming option holders exercise 1,746,828 options to purchase shares of Seagate Software common stock and that these shares from the exercise of stock options plus 608,665 shares held by existing minority interest shareholders,

2,355,493 shares out of 5,248,516 vested shares and options issued and outstanding, are exchanged for Seagate Technology stock and assuming 34,606,432 shares of New VERITAS are issued to Seagate Software in connection with the NSMG combination.

The pro forma book value per share computations include the effect of the in-process research and development charges and the compensation expense amounting to $184 million as described below. The pro forma net loss per share does not reflect these charges since the are non-recurring. These charges will be reflected in Seagate Technology's consolidated financial statements in the period the NSMG combination and the purchase of shares by Seagate Technology are completed.

Accounting for the NSMG combination

Seagate Software will contribute its Network & Storage Management Group business to New VERITAS in exchange for a 41.85% ownership interest in New VERITAS. As a result, Seagate Technology, through consolidation of Seagate Software, will recognize a pro rata gain on the contribution for the difference between 58.15% of the book value of its investment in the Network & Storage Management Group business and 58.15% of the fair value of the New VERITAS stock received. Seagate Technology will record its initial investment in New VERITAS based on the fair value of the New VERITAS stock received plus the book value of the remaining 41.85% of the original investment in the Network & Storage Management Group business.

In-process research and development. Seagate Technology will allocate the purchase price of the New VERITAS stock received based on the estimated fair value of the New VERITAS assets acquired. It is estimated that Seagate Technology will record in-process research and development charges of approximately $92.1 million in connection with the NSMG combination.

Compensation expense and minority interest. In a separate transaction, Seagate Technology has offered to exchange shares of Seagate Technology common stock for all of the outstanding vested shares of Seagate Software common stock not already owned by Seagate Technology. Any shares acquired that were not vested for more than six months will be accounted for as the settlement of an earlier award of stock and will result in compensation expense of approximately $86.7 million. The acquisition of shares vested and held for more than six months will be accounted for as the acquisition of a minority interest and the purchase price will be allocated to the underlying assets and liabilities including in-process research and development of approximately $1.4 million. The amount allocated to in-process research and development will be charged to expense in the period in which the shares are acquired. The accounting for the acquisition of Seagate Software common stock by Seagate Technology will be recorded by Seagate Software as a capital contribution from Seagate Technology and as compensation expense, purchased research and development, and intangible assets.

                        Seagate Technology Risk Factors

By participating in the exchange offer, you will be choosing to invest in Seagate Technology's common stock. An investment in Seagate Technology's common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this document, you should carefully consider the following factors in deciding whether to participate in the exchange offer. You should also consider the risks regarding Seagate Software set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Future Operating Results" in its most recent Form 10-Q/A that is also incorporated by reference in this document.

Seagate Technology faces risks from the spin-off of Seagate Software's Network & Storage Management Group.

We consolidated our software businesses into a single entity called Seagate Software in 1996. Seagate Software's business currently consists of two primary divisions, Network & Storage Management Group and Information Management Group. We announced the NSMG combination on October 5, 1998. Seagate Technology's Seagate Software subsidiary and Seagate Software employees who will become New VERITAS employees and who hold stock options in Seagate Software will receive approximately 40% of the fully-diluted equity in New VERITAS. See page 29.

We face a number of risks prior to and after the closing of the NSMG combination including:

  . our management personnel may be distracted from the day to day operations by the NSMG combination and may not be able to identify and address business issues because of the time demands of closing the NSMG combination,

  . Information Management Group employees may be distracted by concerns about whether we will continue to operate that business or spin it off and may not meet critical deadlines or succeed in their assigned tasks,

  . Network & Storage Management Group customers may delay or cancel orders due to uncertainty about the spin-off,

  . the ongoing original equipment manufacturer relationship with the Network
    & Storage Management Group and our tape drive operations may be disrupted and we may not be able to meet our customers' order deadlines or needs as a result,

  . we have agreed not to compete in certain storage management software businesses for a specified period of time after the closing of the NSMG combination and may not be able to benefit from future opportunities in that market,

  . we will not have significant influence over the management of New
    VERITAS, although initially we will have two representatives on its board of directors but our financial statements and results of operations will reflect 40% of New VERITAS' operations, so our stock price may be impacted, and

  . we will only be permitted to sell our interest in New VERITAS in limited increments in compliance with certain Securities and Exchange Commission rules or to bear the expense of filing a registration statement.

Seagate Technology's financial results may be volatile because our short-term cost structure is fixed

We often experience a high volume of sales at the end of the quarter, so we may not be able to determine that our fixed costs are too high relative to sales until late in any given quarter. Since this happens late in the quarter, we do not have enough time to reduce these costs. As a result, we would not be as profitable or may even incur a loss. For example, our revenue decreased to $3.354 billion in the first six months of fiscal 1999 from $3.569 billion in the first six months of fiscal 1998 as a result of increased competition that resulted in significant price decreases.

Our revenue in any given quarter has been impacted and will continue to be impacted by the timing of orders from and shipment of our products to major customers such as Compaq. Because our cost structure is relatively fixed in the short-term, our revenues in any given quarter are improved if we sell more of our more recently introduced products that have higher margins.

We may not be profitable if we cannot sell a high volume of products

Seagate Technology's vertical integration strategy entails a high level of fixed costs and requires a high volume of production and sales to be successful. We face the risk that during periods of decreased production, these high fixed costs could have a material adverse effect on our operating results and financial condition.

Acquisition related accounting charges will reduce our profits

We intend to continue our expansion into complementary data technology businesses through internal growth as well as acquisitions. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired businesses and the potential loss of key employees or customers of the acquired businesses. We expect that we will continue to incur substantial expenses as we acquire other businesses, including charges for the write-off of in-process research and development. Our operating results have fluctuated in the past and may fluctuate in the future because of the timing of such write-offs. For example, we incurred a charge to operations in the first quarter of fiscal 1998 of approximately $214 million for the write-off of in-process research and development related to our acquisition of Quinta Corporation. We anticipate a substantial charge to operations later in fiscal 1999 for the write-off of in-process research and development related to the contribution of the Network & Storage Management Group business to New VERITAS and will experience ongoing charges related to the amortization of purchased intangibles.

Our business will suffer if we do not ship new products early in the product life cycle before margins decline

Our customers have demanded new generations of drive products as advances in other hardware components and software have created the need for improved storage products with features such as increased storage capacity or improved performance and reliability. As a result, the life cycles of our products have been shortened, and we have been required to constantly develop and introduce new cost-effective drive products within time to market windows that have become progressively shorter.

In addition, profit margins on disc drive products rapidly decrease once we have introduced the products, which further increases the pressure on us to rapidly develop and introduce additional new products. We face the risk that we may not be able to bring our new products to market in time to recoup the expenses we incur developing them and/or make a profit on them. If we fail to develop new products on time, our customers may select other vendors for their disc drive requirements. In order to address this risk, we had research and development expenses of $420 million, $459 million and $585 million in fiscal 1996, 1997 and 1998, respectively, to enable us to develop new products.

In addition,we are developing low cost disc drives to meet the demand for disc drives that are components of low cost personal computers. We face the risk that we may not be able to produce disc drives that meet our quality and performance standards at a cost low enough to yield gross margins at acceptable levels to sustain the development efforts for this potentially large market.

Slowdown in demand for computer systems may cause a decline in demand for our products.

Our products are components in computer systems. The demand for computer systems has been volatile in the past and often has had an exaggerated effect on the demand for our disc drive and tape drive products in any given period. In the past, unexpected slowdowns in demand for computer systems have generally caused sharp declines in demand for our disc drive and tape drive products. We expect that this situation will occur again in the future and that demand for our disc drive and tape drive products may be reduced. Causes of the declines in demand in the past for our products have included the announcement or introduction of major operating system or semiconductor improvements, such as Windows 95 or the Pentium II. We believe these announcements and introductions caused consumers to defer their purchases and made existing inventory obsolete.

We will not be successful if we do not bring our new products to market quickly.

Our strategy of vertical integration has in the past and could continue to delay our ability to introduce products containing market-leading technology, because we may not have developed the technology in house and do not have access to external sources of supply without incurring substantial costs. We face the risk that if we do not bring our new products to market at the same time or before our competitors, customers will not choose our products or we will be forced to reduce the prices for the late products so much that we do not make a profit on those products. For example, over the past two years we have experienced delays in product launches due to delays in production of certain components as a result of slower than anticipated internal development and manufacturing scale-up of new designs.

When we use outside suppliers, we may not be able to obtain components that meet our specifications and quality standards at prices that enable us to earn a profit on the finished products. For example, in the past Seagate Technology has experienced delays obtaining certain integrated circuits for printed circuit board assemblies due to lead time requirements or changes in specifications. As a result, we were not able to bring our products to market on time and had to sell those products at lower prices due to the availability of competing products that had already been in the market for some time.

If our customers delay or cancel orders, our revenues will be adversely affected.

We face the risk that when a customer cancels an order, we will not receive other orders or be able to reduce our costs rapidly enough to avoid incurring substantial costs without generating revenue. We have experienced this problem in the past when customers cancelled large orders, because their sales were negatively affected by the widespread adoption of a new operating system requiring more disc storage space than anticipated. Typically, our purchase agreements permit our customers to cancel orders and reschedule delivery dates without significant penalties. Our distributors and original equipment manufacturer customers typically furnish us with non-binding indications of their near-term requirements, with product deliveries based on weekly confirmations. To the extent actual orders from distributors and original equipment manufacturers decrease from their non-binding forecasts, such variances could have a material adverse effect on our business because we rely on these forecasts, among other factors, to set our cost structure which is relatively fixed in the short-term.

We face intense competition and may not be able to compete effectively.

Even during periods when demand is stable, the data storage industry is intensely competitive. Historically our competitors have offered new or existing products at lower prices as a part of a strategy to gain or retain market share and customers. We expect these practices to occur again in the future. Because we may need to reduce our prices to retain market share, the competition could adversely affect our results of operations in any given quarter.

We have experienced and expect to continue to experience intense competition from a number of domestic and foreign companies including the other leading independent disc drive manufacturers, as well as large integrated multinational manufacturers such as

  . Fujitsu Limited,

  . IBM,

  . NEC Corporation,

  . Samsung Electronics Co. Ltd., and

  . Toshiba Corporation.


Integrated multinational manufacturers present formidable competitors because they have more substantial resources and access to customers without having to consider the profitability of the disc drive business in pricing its components.

We also face indirect competition from present and potential customers, including several of the computer manufacturers listed above, that continuously evaluate whether to manufacture their own drives or purchase them from outside sources. If our customers decide to manufacture their own drives, it could have a material adverse effect on our business and results of operations. For example, IBM and Dell Computer recently announced that they had entered an agreement under which IBM will likely supply a substantial portion of Dell's disc drive needs. Although Dell is not a material customer of Seagate Technology, we face risks that IBM and other integrated multinational manufacturers will enter into similar agreements with a substantial number of our customers to supply those customers' disc drive requirements as part of a more expansive agreement.


We may not be able to compete successfully against current or future competitors. If we fail to compete successfully, our business and operating results may be materially adversely affected.

We face risks from our international operations.

We have significant offshore operations including manufacturing facilities, sales personnel and customer support operations. We have manufacturing facilities in Singapore, Thailand, the People's Republic of China, Scotland, Northern Ireland, Malaysia, Indonesia and Mexico, in addition to those in the United States. Our offshore operations are subject to certain inherent risks including:

  . fluctuations in currency exchange rates, such as the $76 million pre-tax charge to income Seagate Technology incurred in fiscal 1998 from marking our hedge positions to market,

  . longer payment cycles for sales in foreign countries that have in the past increased the uncertainty that we will receive the amounts owed to us by customers,

  . difficulties in staffing and managing international manufacturing operations,

  . seasonal reductions in business activity in the summer months in Europe and certain other countries that could affect our ability to meet demand elsewhere for products we produce in whole or in part in Europe,

  . increases in tariffs and duties, price controls, restrictions on foreign currencies and trade barriers imposed by foreign countries that could impair our ability to ship components or finished goods to or from countries where we have manufacturing facilities or to repatriate our earnings, and

  . political unrest, particularly in areas in which we have manufacturing facilities such as Indonesia, that may result in disruptions of critical services such as utilities or make it unsafe for our employees to travel to and from work.


These factors could have a material adverse effect on our business and operating results in the future.

We may experience Year 2000 computer problems that harm our business.

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

We currently expect that the Year 2000 issues will not pose significant problems for the products we offer or our operations. However, we face risks that our products will not be Year 2000 compliant even though we believe them to be, or we could experience material adverse effects on our business if the implementation of new systems we deploy to upgrade our internal systems in the normal course is delayed. We could also experience material adverse effects on our business if we fail to fully identify all Year 2000 dependencies in our systems and in the systems of our suppliers, customers and financial institutions. Those material adverse effects could include delays in the delivery or sale of Seagate Technology's products. Therefore, we are developing contingency plans for continuing operations in the event such problems arise.

The I.R.S. could assert that receipt of Seagate Technology Stock by U.S. holders is taxable

Although our tax advisor, Ernst & Young LLP, has advised us that the exchange offer is likely to be tax-free to U.S. stockholders, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on a transaction with facts sufficiently similar to the exchange offer. It is possible that the Internal Revenue Service could successfully assert that the receipt of Seagate Technology stock could be taxable to U.S. stockholders. If the IRS were successful in challenging the tax-free status of the exchange offer, you would recognize gain or loss equal to the difference between the fair market value of the Seagate Technology stock you receive, and your tax basis in the Seagate Software stock you surrender, in the exchange offer.

Our stock price will fluctuate

Our stock price has varied greatly as has the volume of shares of our common stock that are traded. We expect these fluctuations to continue due to factors such as:

  . announcements of new products, services or technological innovations by us or our competitors,

  . announcements of major restructurings by us or our competitors, such as the recent announcements by IBM, Dell and Hewlett Packard,

  . quarterly variations in our results of operations as a result of our fixed short-term cost structure and volatility in the demand for our products,

  . changes in revenue or earnings estimates by the investment community and speculation in the press or investment community stemming from our past performance, concerns about demand for our products or announcements by our competitors,

  . general conditions in the data storage industry or the personal computer industry such as the substantial decline in demand for disc drive products that occurred during fiscal 1998,

  . sales of large blocks of our stock that may lead to investors' concerns that our performance will falter and leading those investors to flood the market to liquidate their holdings of our shares, and

  . adverse impacts on our operating results if we receive an adverse judgment or settlement in any of the legal proceedings to which we are a party, such as the impact on our earnings in fiscal 1997 from the costs resulting from the settlement of a lawsuit by Amstrad PLC.


In addition, our stock price may be affected by general market conditions and domestic and international macroeconomic factors unrelated to our performance. The market price of our common stock may experience significant fluctuations in the future. For example, our stock price fluctuated from a high of $45 3/4 to a low of $17 3/4 during fiscal year 1998 as a result of a variety of factors, some of which were beyond our control, such as economic conditions in Asia.

          Notice Regarding Forward-looking Statements in this Document

We have each made forward-looking statements in this document and in documents that are attached or incorporated by reference that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Seagate Technology, Seagate Software, the Network & Storage Management Group business or New VERITAS. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed elsewhere in this document, could affect our future financial results and cause those results to differ materially from those we anticipate in the forward-looking statements.

For a discussion of the detailed factors we anticipate will influence our future results, please refer to the "Risk Factors" section beginning on page 20 and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of each of Seagate Technology and Seagate Software, which are contained in their Forms 10-K/A, 10-Q and 10-Q/A on file with the SEC and available at http://www.sec.gov.

                      Where You Can Find More Information

Seagate Technology and Seagate Software file annual, quarterly and special reports, proxy statements and other information with the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

Seagate Technology filed a Registration Statement on Form S-4 to register with the SEC the Seagate Technology common stock to be issued to the Seagate Software stockholders in the exchange. This document is a part of that registration statement. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to "incorporate by reference" the documents and information therein we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the Seagate Technology and Seagate Software documents listed below and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

Seagate Technology

  . Annual Report on Form 10-K for the year ended July 3, 1998, as amended

  . Proxy Statement dated September 24, 1998, as amended

  . Quarterly Report on Form 10-Q for the quarter ended October 2, 1998, as amended

  . Quarterly Report on Form 10-Q for the quarter ended January 1, 1999

  . Current Report on Form 8-K dated October 20, 1998

  . the description of Seagate Technology common stock contained in the Registration Statement on Form 8-A/A dated December 2, 1994

Seagate Software

  . Annual Report on Form 10-K for the year ended July 3, 1998, as amended

  . Quarterly Report on Form 10-Q for the quarter ended October 2, 1998, as amended

  . Quarterly Report on Form 10-Q for the quarter ended January 1, 1999, as amended

  . Current Report on Form 8-K dated October 20, 1998

  . the description of the Seagate Software common stock contained in Amendment No. 1 to the Registration Statement on Form 10 dated December 2, 1997

How to Obtain These Documents

You may request a copy of these filings for either Seagate Technology or Seagate Software, at no cost, by writing or telephoning:


   Bill Rowley
   Investor Relations
   Seagate Technology, Inc.
   920 Disc Drive
   Scotts Valley, California 95066
   (831) 439-2371
   bill-rowley@notes.seagate.com


You should rely only on the information incorporated by reference or provided in this document or any supplement. We have not authorized anyone else to provide you with different information. We are not making our offer in any state where our offer is not permitted.

                               The Exchange Offer

The exchange offer and the exchange rate

We are offering to acquire from Seagate Software stockholders all outstanding shares of Seagate Software common stock in exchange for shares of Seagate Technology common stock. If you hold options to purchase shares of Seagate Software common stock, you may exercise all or any portion of such options which are vested and participate in the exchange offer as a stockholder of Seagate Software. For information relating to the specifics of our exchange offer, including the calculation of the exchange rate, please read carefully the information on pages 1 through 9.

Neither the Seagate Technology board of directors nor the Seagate Software board of directors makes any recommendation to any Seagate Software stockholder as to whether to tender any or all of his or her Seagate Software shares. Each Seagate Software stockholder must make his or her own decision as to whether to tender any or all of his or her Seagate Software shares.

Background and reasons for the exchange offer

The boards of directors of VERITAS, Seagate Technology and Seagate Software have agreed to combine the Network & Storage Management Group business of Seagate Software with the business of VERITAS. Pursuant to the VERITAS agreement, Seagate Software will contribute the Network & Storage Management Group business to a newly-formed corporation, New VERITAS. Seagate Software together with the optionees of Seagate Software, who become employees of New VERITAS, will own approximately 40% of the fully-diluted equity securities of New VERITAS. VERITAS stockholders, option holders and holders of convertible debt will convert their VERITAS securities on a one-for-one basis for New VERITAS securities and will receive approximately 60% of New VERITAS. These transactions are referred to as the NSMG combination. New VERITAS common stock will be publicly traded on the Nasdaq National Market. On the day the NSMG combination closes, employees of the Network & Storage Management Group business will become employees of New VERITAS and cease to be employees of Seagate Software or Seagate Technology, as the case may be. As a result, employees of Seagate Software who become New VERITAS employees and who exchange their Seagate Software options for New VERITAS options will have the ability to sell their shares in a public market. We wish to provide a similar opportunity for all Seagate Software stockholders and holders of vested options, including the significant number of such persons who will not transfer to New VERITAS and therefore will not be eligible for the New VERITAS option exchange offer.

The expiration date

The exchange offer will expire on the expiration date, which is 12:00 midnight, New York City time, on June 7, 1999, unless we extend this time. If we extend this time, we will publicly announce the extension as soon as practicable after we make the extension. We will make the public announcement no later than 9:00 a.m. Eastern time on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement, we will not have any obligation to publish or communicate any such public announcement other than by making a release to the Dow Jones News Service.

Conditions to the exchange offer

The exchange will not occur unless certain conditions are satisfied prior to the expiration date. These conditions are as follows:

  . the registration statement relating to the shares to be issued in the exchange shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop-order or proceedings seeking a stop-order;

  . any applicable waiting periods for the exchange offer shall have expired or been terminated and no decree, ruling, temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the exchange shall have been issued by any federal or state court or governmental agency which remains in effect; and

  . the NSMG combination shall have closed. The conditions to the closing of the NSMG combination are described in the VERITAS agreement and the VERITAS proxy materials which are on file with the SEC. These conditions include, but are not limited to, the following:

   . the principal terms of the VERITAS agreement and the NSMG combination shall have been approved and adopted by a majority of the VERITAS stockholders and a majority of the Seagate Software stockholders;

   . the registration statement relating to the shares to be issued by New
     VERITAS in the NSMG combination shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop-order or proceedings seeking a stop-order and the VERITAS proxy materials shall at the effective time of the NSMG combination not be subject to any proceedings commenced or overtly threatened by the SEC; and

   . any applicable waiting periods for the NSMG combination shall have expired or been terminated and no decree, ruling, temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the NSMG combination shall have been issued by any federal or state court or governmental agency which remains in effect.

Termination of the exchange offer

Seagate Technology reserves the right, in our sole discretion to terminate our exchange offer and not accept for exchange any tendered Seagate Software shares not already accepted for exchange or exchanged. If the exchange offer is terminated without our acceptance of any tendered shares of Seagate Software common stock, we will return promptly all such shares tendered to the appropriate Seagate Software stockholders.

Exchange of shares and certificates

If you deliver a properly completed and executed letter of transmittal, which you received along with this document, and stock certificates representing your shares of Seagate Software common stock prior to the expiration date to the exchange agent at its address or have followed the exercise procedure set forth for your vested options on the special exercise instruction letter, then you will have accepted the exchange offer as to the number of shares reflected on the stock certificates delivered by you. If you hold vested options to purchase shares of Seagate Software common stock and you elect to exercise such options and participate in the exchange offer, you should review the special exercise instruction letter and the letter of transmittal for instructions on tendering the shares that you receive upon exercise of your options.

You must choose how to deliver the letter of transmittal, stock certificates and other necessary documents to the exchange agent, and you bear the risk of how you make this delivery. You must choose how to deliver the special exercise instruction letter to Seagate Technology, and you also bear the risk of how you make this delivery. We recommend that you use an overnight or hand delivery service rather than a mail service. In all cases, you should allow sufficient time to assure timely delivery. You should send your letter of transmittal, stock certificates, and other necessary documents to the exchange agent and your special exercise instruction letter to Seagate Technology at the addresses provided in this document and the letter of transmittal.

If you want us to issue the stock certificates representing your Seagate Technology common stock in a name other than the name in which your stock certificates are registered, you must properly endorse or otherwise place in proper form for transfer the stock certificates you are surrendering.

If the letter of transmittal is signed by a person other than the registered holder of any Seagate Software common stock, the stock certificates reflecting ownership of such Seagate Software common stock must be endorsed or accompanied by appropriate stock powers that authorize the person to tender the Seagate Software common stock on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on these stock certificates.

If the letter of transmittal, any stock certificates representing Seagate Software common stock tendered, or any stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, these persons should so indicate when signing and, unless waived by us, submit with the letter of transmittal evidence satisfactory to us of their authority to so act.

After the expiration date, the exchange agent will send us written notice of the amount of outstanding Seagate Software common stock validly tendered in the exchange. Promptly after we receive this notice, if all the conditions under the VERITAS agreement or described in this document are satisfied or waived, then we will exchange each validly tendered share of Seagate Software common stock for the number of shares of Seagate Technology common stock based on the exchange rate. We then will deliver by registered mail stock certificates representing the appropriate number of shares of Seagate Technology common stock to the stockholders participating in the exchange. See page 30.

All questions as to the validity, form, eligibility, acceptance and withdrawal of the tendered shares of Seagate Software common stock will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all shares of Seagate Software common stock not properly tendered or any shares of Seagate Software common stock our acceptance of which would, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any irregularities or conditions of tenders as to particular shares of Seagate Software common stock. Unless waived by us, any defects or irregularities in connection with tenders of shares of Seagate Software common stock must be cured within the time we determine.

Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of shares of Seagate Software common stock nor shall any of them incur any liability for failure to give any notification. Tenders of shares of Seagate Software common stock will not be deemed to have been made until such defects or irregularities have been cured or waived. As soon as practicable following the expiration date, the exchange agent will return without cost any stock certificates representing Seagate Software common stock that were not properly tendered and as to which defects or irregularities have not been cured or waived to you, unless you otherwise provide in the letter of transmittal.

If any of the stock certificates representing your Seagate Software common stock have been mutilated, lost, stolen or destroyed, you should contact the exchange agent at the address below for further instruction.

Exchange agent for shares and certificates

Harris Trust Company of New York is our exchange agent. If you have any questions or requests for additional copies of this document, please direct them to the exchange agent as follows:

  By mail:
  Harris Trust Company of New York
  Wall Street Station
  P.O. Box 1010
  New York, NY 10268-1010

  Overnight, courier or hand delivery:
  Harris Trust Company of New York
  88 Pine Street, 19th Floor
  New York, NY 10005

  By facsimile transmission:
  (212) 701-7636

  For confirmation by telephone:
  (212) 701-7694

Fractional shares

We will not issue any fractional shares to you in the exchange. Instead, the number of shares you receive in this exchange offer will be rounded down to the nearest whole number of shares.

Fees and expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Transfer taxes

You will not be obligated to pay any transfer tax in connection with the tender of your Seagate Software shares for exchange.

Appraisal rights

You will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Proxies

There is no stockholder vote required with respect to this exchange offer. We are not asking you for a proxy and you are requested not to send us a proxy.

Withdrawal rights

Once you have tendered your Seagate Software common stock, your tender is irrevocable and you cannot withdraw your shares, except that your Seagate Software shares tendered in our exchange may be withdrawn at any time prior to the expiration date of our exchange offer if we have not accepted such shares. If the exchange is terminated without our acceptance of any tendered shares of Seagate Software common stock, we will return promptly all shares tendered to the appropriate Seagate Software stockholders. See page 29.

Regulatory approvals required

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Seagate Software common stock as contemplated in the exchange offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Seagate Software common stock as contemplated by the exchange offer. Should any such approval or other action be required, we currently contemplate that we will seek such approval or take such other action. Without limitation to any other approval that may be required, to the extent that the acquisition of Seagate Technology common stock by any holder(s) of Seagate Software common stock pursuant to the exchange offer results in the requirement of Seagate Technology and such holder(s) to file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, Seagate Technology and such holder(s) will file the required Notification and Report Forms. We do not currently anticipate that any Hart-Scott Rodino filings will be required with respect to the exchange offer. With respect to any such holder(s) of Seagate Software common stock, the exchange could not occur until the waiting period(s) under the Hart-Scott Rodino Antitrust Improvement Act of 1976 had expired or been granted early termination. Until the applicable waiting periods expire, Seagate Technology would have no obligation under the exchange offer, with respect to such holder(s), to accept for payment and pay for Seagate Software common stock. We cannot predict whether it may determine that we are required to delay the acceptance for payment of, or payment for, Seagate Software common stock tendered pursuant to the exchange offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Seagate Technology's business. Seagate Technology's obligations under the exchange offer to accept for payment and pay for Seagate Software common stock are subject to certain conditions. See page 29.

  Material income tax considerations of exchange of shares

The following discussion addresses the material income tax considerations of the exchange offer that are generally applicable to holders of vested shares of Seagate Software common stock exchanging their Seagate Software common stock for Seagate Technology common stock. Stockholders of Seagate Software should be aware that the following discussion does not address all income tax considerations that may be relevant to particular Seagate Software stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, or except as described below, who acquired their Seagate Software common stock in compensatory transactions. In addition, the following discussion does not address the tax consequences of any transactions completed prior to or after the exchange offer except, to the extent discussed below, the exercise of vested options or vested rights to purchase Seagate Software common stock in anticipation of the exchange. Furthermore, the following discussion does not address the tax consequences of the exchange offer under the tax laws of countries other than the national income and capital gains tax regimes of the U.S., Canada and the U.K., as set forth below. Accordingly, Seagate Software stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the exchange, including the applicable U.S. federal, state and local, Canadian federal and provincial, U.K. and other foreign tax consequences to them of the exchange offer.

  Material United States income tax consequences of exchange of shares

The following discussion is based upon the opinion of Ernst & Young LLP. The opinion is based on the U.S. Internal Revenue Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the transactions taken in connection with the exchange offer.

In the opinion of Ernst & Young LLP, it is more likely than not the exchange will qualify as a reorganization under Section 368(a) of the U.S. Internal Revenue Code in which case:

  (1) You would not recognize any gain or loss upon the receipt of Seagate Technology common stock solely in exchange for such Seagate Software common stock in the exchange offer;

  (2) Your aggregate tax basis of the Seagate Technology common stock you received in the exchange would be the same as the aggregate tax basis of the Seagate Software common stock you surrendered;

  (3) The holding period of the Seagate Technology common stock you receive in the exchange would include the period for which the Seagate Software common stock surrendered in exchange therefor was considered to be held, provided that the Seagate Software common stock surrendered is held as a capital asset on the date of the exchange; and

  (4) Neither Seagate Technology nor Seagate Software would recognize gain or loss solely as a result of the exchange.

Neither Seagate Technology nor Seagate Software has requested a ruling from the Internal Revenue Service in connection with the exchange. Seagate Technology and Seagate Software have received an opinion from Ernst & Young LLP to the effect that, for U.S. federal income tax purposes, the exchange offer is likely to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, there are no court decisions or other authorities bearing directly on a transaction with facts sufficiently similar to the exchange offer. The opinion reflects Ernst & Young's best judgement, and neither binds the Internal Revenue Service nor precludes the Internal Revenue Service from adopting a contrary position. The opinion is subject to certain assumptions and qualifications and is based in part on the truth and accuracy of certain representations of Seagate Technology and Seagate Software. Of particular importance is the representation and assumption to the effect that no consideration other than Seagate Technology stock is being issued as consideration for the Seagate Software shares in the exchange.

If the Internal Revenue Service successfully asserted that the exchange offer is taxable, a Seagate Software stockholder would recognize gain or loss with respect to each share of Seagate Software common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the date of the exchange, of the Seagate Technology stock received in the exchange. The gain you would recognize would constitute long-term capital gain if you held the Seagate Software common stock you surrendered in the exchange offer for more than a year. In addition, if you acquired the Seagate Software common stock you surrendered through an incentive stock option, the option must have been granted more than two years prior to the date the exchange offer closes in order for you to receive long-term capital gains treatment. A Seagate Software stockholder's aggregate basis in the Seagate Technology common stock received in the exchange would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the exchange.

Even if the exchange qualifies as a reorganization, a recipient of shares of Seagate Technology common stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property other than solely Seagate Software common stock. All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that a Seagate Software stockholder was treated as receiving, directly or indirectly, consideration other than Seagate Technology common stock in exchange for the Seagate Software common stock.

You are urged to consult your own tax advisors in light of your personal circumstances.

  Material Canadian income tax consequences of exchange of shares

The following discussion is based upon an opinion of Ernst & Young LLP as to the material Canadian income tax considerations that are generally applicable to Canadian resident holders of Seagate Software common stock exchanging their Seagate Software common stock for Seagate Technology common stock. Stockholders of Seagate Software should be aware that the following discussion does not deal with all Canadian income tax considerations that may be relevant to particular Seagate Software stockholders in light of their particular circumstances.

The following discussion is based on the Canadian income tax laws as of this date. Revenue Canada or an applicable Canadian provincial taxing authority is not precluded from successfully adopting a contrary position. In addition, there is no assurance that future legislative, judicial or administrative changes or interpretations will not affect the accuracy of the statements and conclusions described below. Any such changes or interpretations could be applied retroactively and could affect the tax consequences to stockholders of Seagate Software participating in the exchange offer. For example, on April 15, 1999, the Canadian Department of Finance issued a press release containing a proposal that, if enacted into law, may allow Canadian residents participating in the Exchange Offer to receive the Seagate Technology stock on a tax-free basis.

In the opinion of Ernst & Young LLP, based on the Canadian income tax laws as of the date of Ernst & Young's opinion, the exchange of stock pursuant to the exchange offer will be a taxable transaction for a Seagate Software stockholder resident in Canada. Any Canadian resident holder of shares of Seagate Software common stock would be considered to have disposed of the holder's shares of Seagate Software common stock for proceeds, expressed in Canadian dollars, determined at the time of the exchange equal to the fair market value of the shares of Seagate Technology common stock received. A gain or loss, being the difference expressed in Canadian dollars between the proceeds and the tax basis of the shares of Seagate Software common stock exchanged, may be realized on this disposition. Generally, where the shares of Seagate Software common stock exchanged are held as investment property and were obtained by virtue of employment and the holder does not deal with shares and other securities in a manner similar to a trader or dealer of securities, the Seagate Software common stock exchanged would be considered capital property. In such a case, only three-quarters of the capital gain on the disposition of such shares would be taxable capital gain subject to income tax.

The tax basis of the shares of Seagate Technology common stock you receive on the exchange will be equal to the fair market value, expressed in Canadian dollars, of those shares determined at the time of exchange. The tax basis of each share of Seagate Technology common stock you own after the exchange is equal to the total tax basis of all shares of Seagate Technology common stock, including those that are not obtained from the exchange, you owned divided by the total number of such shares owned.

You are urged to consult your own tax advisors in light of your personal circumstances.

  Material United Kingdom income tax consequences of exchange of shares

The following discussion is based upon an opinion of Ernst & Young as to the material U.K. tax considerations of U.K. resident holders of Seagate Software common stock exchanging their Seagate Software common stock for Seagate Technology common stock. The discussion relates only to U.K. resident holders of stock in Seagate Software and is confined to their U.K. tax position.

You should be aware that the following discussion does not deal with all U.K. tax considerations that may be relevant to you as a U.K. resident in light of your particular circumstances.

The following discussion is based on Ernst & Young's best judgement regarding the application of U.K. taxation legislation. The views expressed are not binding on the courts and there is no assurance that the Inland Revenue will not seek to assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. These could be on either a prospective or retroactive basis. We undertake no responsibility to advise you of any new developments in the application or interpretation of the U.K. taxation laws.

Neither Seagate Technology nor Seagate Software has requested advance confirmation from the Inland Revenue that the Inland Revenue is satisfied that the provisions of Section 135 will apply to the proposed exchange. Seagate Technology and Seagate Software have received an opinion from the United Kingdom firm of Ernst & Young, a member of Ernst & Young International, to the effect that, for U.K. tax purposes, the proposed transaction will fall within the rules applicable to reorganizations.

The opinion does not bind the Inland Revenue nor preclude the Inland Revenue from adopting a contrary position. The opinion, subject to certain assumptions and qualifications, is based in part on the truth and accuracy of certain representations of Seagate Technology and Seagate Software.

Capital Gains Tax. In the opinion of Ernst & Young, the exchange offer will fall within the U.K. tax laws for reorganizations with the result that:

  (1) You will not recognize any gain or loss upon receipt of Seagate Technology common stock solely in exchange for your Seagate Software common stock in the exchange.

  (2) Your aggregate tax basis of the Seagate Technology common stock you receive in the exchange will be the same as the aggregate tax basis of the Seagate Software common stock you surrendered in exchange.

  (3) The holding period of the Seagate Technology common stock you received in the exchange will include the period for which the Seagate Software common stock surrendered in exchange therefor was considered to be held by you as a capital asset on the date of the exchange.

Income Tax. The opinion concludes that the exchange offer constitutes a company reorganization, in which case, no income tax charge should arise on the exchange offer.

You are urged to consult your own tax advisors in light of your personal circumstances.

  Material tax consequences to optionees

The following discussion is based upon the opinions of Seagate Software's tax advisors and addresses the material tax consequences to holders of vested Seagate Software options who exercise their options in connection with the exchange offer. The discussion is based on interpretations of the existing authorities. The applicable taxing authorities are not precluded from successfully adopting a contrary position to that are described here. In addition, there is no assurance that future legislative, judicial, or administrative changes or interpretations will not affect the accuracy of the statements and conclusions described below. Any such changes or interpretations could be applied retroactively and could affect the tax consequences to holders of Seagate Software options who exercise their vested options.

You are urged to consult your own tax advisors prior to the exercise of any options in light of your personal circumstances.

U.S. Consequences. In the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, you will not recognize regular taxable income upon the exercise of an incentive stock option. However, the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise will be alternative minimum taxable income and may subject you to the alternative minimum tax under Section 55 of the Internal Revenue Code.

If you sell or otherwise dispose of the Seagate Technology common stock you receive in connection with the exchange offer, you will recognize taxable income for any amount in excess of the incentive stock options' aggregate exercise price. If you dispose of the shares more than two years from the grant date of your incentive stock option and more than one year after the exercise of your incentive stock option, then upon the sale or other disposition, any gain you recognize will be long term capital gain and any loss will be long term capital loss. If you dispose of your shares before the end of either of the holding periods described in the preceding sentence, then you will recognize ordinary income in the year of the disposition equal to the excess, if any, of the fair market value of the shares at exercise or, if less, the amount realized on the disposition of the shares, over the option exercise price paid for the such shares. Any further gain or loss realized by you will be taxed as capital gain or loss.

With respect to the exercise of a nonstatutory stock option, Wilson Sonsini Goodrich & Rosati, Professional Corporation is of the opinion that upon exercise you will recognize ordinary income in an amount equal to the difference between the option exercise price you pay for the shares and the fair market value on the date of exercise. Your basis will be the fair market value of such shares on the date of exercise. Upon a taxable disposition of the Seagate Technology shares you receive in the exchange offer, any gain or loss is generally treated as capital gain or loss. If at the time of exercise you were an employee of Seagate Technology, Seagate Software or any of their respective subsidiaries any income recognized upon exercise of your nonstatutory stock option will constitute wages for which Seagate Software will be required to withhold taxes.

Canadian Consequences. This section applies to a Canadian resident employee of Seagate Software or its Canadian subsidiaries who by virtue of such employment obtained a stock option to acquire Seagate Software common stock. In the opinion of Ernst & Young LLP, a Canadian resident employee who exercises a vested option is generally required to include in his or her employment income the fair market value of the Seagate Software common stock so acquired, as determined at the time of exercise, less the actual amount paid or to be paid by the employee to acquire those shares. As a result of the exercise, the tax basis of the shares so acquired is adjusted to equal the fair market value of the shares at the time of the exercise. Where you also own other Seagate Software common stock, the tax basis per share of the Seagate Software common stock is calculated as the total tax basis of all shares of Seagate Software common stock you owned divided by the total number of such shares owned.

Where you include in your employment income a benefit from exercising a stock option as discussed above, an offsetting deduction equal to 25% to the benefit may be available in computing your taxable income for the year of the exercise provided certain conditions are met. A Canadian resident employee who exercises a stock option to acquire Seagate Software common stock should be entitled to this deduction.

You will be required to pay income tax, Canada Pension Plan premiums or Quebec Pension Plan premiums on this employment benefit arising from the exercise of the stock option.

U.K. Consequences.

Options Obtained By Reason Of Employment. In the opinion of Ernst & Young, where you acquired the options as a director or employee, you will be liable for U.K. income tax, payable at the time of exercise, on an amount equal to the excess of the market value on the date of exercise of the options of the Seagate Software shares acquired as a result of the exercise of the option, over the amount paid to exercise the option. The amount that is subject to income tax is added to the cost of the shares acquired upon exercise for purposes of computing the U.K. capital gains tax, if any, on the subsequent sale of the shares.

Any further gain arising on the subsequent sale of the shares will make you liable for U.K. capital gains tax.

Options Not Obtained By Reason Of Employment. In the opinion of Ernst & Young, where you did not acquire the options as a director or employee, the exercise of your options will not result in either a U.K. income tax or U.K. capital gains tax liability.

Any gain, which equals the excess of sale proceeds over the exercise price, arising on the subsequent sale of the shares will make you liable for U.K. capital gains tax.

Accounting treatment

The exchange of Seagate Technology shares for Seagate Software shares you have held for more than six months and not subject to a right of repurchase in favor of Seagate Software will be accounted for as a purchase of minority interest of Seagate Software and, accordingly, the acquired assets and liabilities, including goodwill and other intangibles, pertaining to the acquired minority interest in Seagate Software will be recorded at their estimated fair values. Any amount related to in-process research and development will be written off in the period of acquisition.

Seagate Technology shares exchanged for Seagate Software shares acquired through the exercise of employee stock options and you have held for less than six months or Seagate Software shares subject to a right of repurchase in favor of Seagate Software will result in compensation expense equal to the difference between the price you paid and the value of the Seagate Technology shares at the date of the exchange. The compensation expense will be recognized immediately or, if there is vesting, over the vesting period of the Seagate Technology shares issued.

The pro forma financial statements of Seagate Technology and Seagate Software also include the impact of the NSMG combination and the TeleBackup combination by New VERITAS. See "Seagate Technology Unaudited Pro Forma Condensed Financial Statements" and "Seagate Software Unaudited Pro Forma Condensed Financial Statements."

                Description of Seagate Technology Capital Stock

The authorized capital stock of Seagate Technology consists of 600,000,000 shares of Seagate Technology common stock, $.01 par value, and 1,000,000 shares of Seagate Technology preferred stock, $.01 par value.

As of March 31, 1999, there were 251,890,067 shares of Seagate Technology common stock outstanding held of record by 6,825 registered stockholders. Subject to preferences that may be applicable to any outstanding Seagate Technology preferred stock, holders of Seagate Technology common stock are entitled to receive ratably such dividends as may be declared by the Seagate Technology board of directors out of funds legally available therefor. Seagate Technology has not paid any cash dividends on the Seagate Technology common stock. Each holder of Seagate Technology common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, except that upon giving notice required by law and the bylaws of Seagate Technology, stockholders may cumulate their votes in the election of directors. In the event of a liquidation, dissolution or winding up of Seagate Technology, holders of Seagate Technology common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Seagate Technology preferred stock. Holders of Seagate Technology common stock have no preemptive rights and have no rights to convert their Seagate Technology common stock into any other securities and there are no redemption provisions with respect to such shares. The transfer agent and registrar for the Seagate Technology common stock is Harris Trust Company of California.

As of March 31, 1999, there were no shares of Seagate Technology preferred stock outstanding. The Seagate Technology preferred stock may be issued from time to time in one or more series. The Seagate Technology board has authority to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations and restrictions thereon and to generally increase or decrease the number of shares of such series without any further vote or action by the stockholders. Seagate Technology has no present plans to issue any shares of Seagate Technology preferred stock.

                        Comparison of Stockholder Rights

In the event that the exchange offer is completed, Seagate Software's stockholders whose shares of Seagate Software common stock are tendered pursuant to the exchange offer will become Seagate Technology stockholders. Their rights will be governed by the Seagate Technology certificate of incorporation, the Seagate Technology bylaws and the laws of the State of Delaware.

Certain differences between the rights of Seagate Software stockholders and Seagate Technology stockholders are set forth below. As both Seagate Software and Seagate Technology are organized under the laws of Delaware, these differences primarily arise from various provisions of the Seagate Technology certificate of incorporation, the Seagate Technology bylaws, the Seagate Software certificate of incorporation and the Seagate Software bylaws. This summary contains a description of the material differences in stockholder rights, but is not meant to be relied upon as an exhaustive list or detailed description of the provisions discussed herein and is qualified in its entirety by reference to the laws of the State of Delaware, the Seagate Technology certificate of incorporation, the Seagate Technology bylaws, the Seagate Software certificate of incorporation, and the Seagate Software bylaws.

Stockholder meetings

The Seagate Technology bylaws provide that Seagate Technology stockholders holding shares representing not less than 10% of the outstanding votes entitled to vote at a stockholders' meeting may call a special meeting of stockholders. Any stockholder request for a special meeting of stockholders must be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and must be delivered to the chairman of the board, president, any vice president or secretary of Seagate Technology. Under the Seagate Software bylaws, Seagate Software's stockholders may call a special meeting of stockholders, provided that one or more of the stockholders calling for the special meeting, in the aggregate, hold not less than a majority of the shares entitled to vote at such meeting.

Director nominations

The Seagate Technology bylaws currently provide for a seven member board of directors. Directors are elected at each annual meeting of stockholders to hold office until the next annual meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Seagate Software bylaws provide that the number of directors shall be five, which number may be changed by a bylaw or certificate of incorporation amendment duly adopted by the Seagate Software board or by the stockholders of Seagate Software. The Seagate Software board currently consists of four directors and one vacancy.

Indemnification

The Seagate Technology certificate of incorporation and the Seagate Software certificate of incorporation provide that directors will not be personally liable to their respective companies or stockholders for monetary damages for breach of their fiduciary duty as directors and shall be indemnified to the fullest extent authorized by Delaware law. The Seagate Technology bylaws provide that directors, officers and certain other persons will be indemnified with respect to third-party actions or suits, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Seagate Technology. The Seagate Technology bylaws further provide that directors, officers and certain other persons will be indemnified with respect to actions or suits by or in the right of Seagate Technology, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Seagate Technology; except that no indemnification shall be made in the event that such person shall be adjudged to be liable to Seagate Technology, unless a court determines that indemnification is fair and reasonable in view of all the circumstances. The Seagate Technology bylaws and the Seagate Software certificate of incorporation require Seagate Technology and Seagate Software, respectively, to pay all expenses incurred by a director or officer in defending any proceeding within the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, subject to repayment if it is ultimately determined that such party was not entitled to indemnity by Seagate Technology and Seagate Software, respectively. The Seagate Software bylaws provide that Seagate Software shall indemnify its officers and directors to the fullest extent authorized by Delaware law and may elect to indemnify its employees and agents to the fullest extent authorized by Delaware law.

                      Information About Seagate Technology

General

Seagate Technology designs, manufactures and markets products for storage, retrieval and management of data on computer systems and other systems which receive, store and transmit data. These products include disc drives and disc drive components, tape drives and software.

Seagate Technology designs, manufactures and markets a broad line of disc drives, devices which store data in computers in electronic form. These products are used in computer systems ranging from desktop personal computers to large, sophisticated enterprise computers. In January 1998, we discontinued production of 2.5 inch disc drives for the mobile computer market due to intense competition resulting in a substantial loss of market share. However, we are continuing research and development in this area and intend to reenter this market at a future date. Seagate Technology also designs and markets tape drives ranging in capacity from 8 gigabytes to 200 gigabytes for low cost storage and protection of large volumes of data. We sell our products to original equipment manufacturers for inclusion in their computer systems or subsystems, and to distributors, resellers, dealers, system integrators and retailers. We have pursued a strategy of vertical integration and accordingly we design and manufacture rigid disc drive components. We also assemble certain of the key components for use in our products. Seagate Technology products are currently manufactured primarily in the Far East with limited production in the United States. In addition to our core product line of rigid disc drives and related components, we have broadened our strategy to more fully address the markets for storage, retrieval and management of data.

In line with this broadened strategy, we have made the investments in or acquired other companies. In January 1993, we began investing in SanDisk Corporation, a flash memory company. In July 1994, we began investing in Dragon Systems, Inc., a developer of speech and language technology, including speech recognition software. In December 1994, we acquired Applied Magnetics Corporation's tape head subsidiary, a manufacturer of magnetic recording heads for tape drives. In February 1996, we added tape drives to our product line as a result of our merger with Conner Peripherals, Inc. In June 1997, we began investing in Gadzoox Networks, Inc., a manufacturer of Fibre Channel-based storage network connectivity products. In August 1997, we acquired Quinta Corporation, a developer of optically assisted Winchester disc drives. We anticipate that our broadened strategy may include additional acquisitions of, investments in and strategic alliances with complementary businesses, products and technologies to enable lower cost per megabyte, faster time to market, increased capacity and better performance characteristics for our products. Our strategy includes acquiring companies that possess technology and development personnel which provide long-term growth potential to our business. In addition, following the closing of the NSMG combination, those optionees of Seagate Software who will become employees of New VERITAS and our Seagate Software subsidiary will own an approximately 40% interest on a fully-diluted basis of New VERITAS.

Seagate Technology's executive offices are located at 920 Disc Drive, Scotts Valley, California, 95066, and its telephone number is (831) 438-6550.

Stock and dividend information

Seagate Technology's common stock trades on the New York Stock Exchange under the symbol "SEG." The price range per share, reflected in the table below, is the highest and lowest sale prices for Seagate Technology's common stock as reported by the New York Stock Exchange during each quarter since Seagate Technology's fiscal year 1997. Seagate Technology's present policy is to retain its earnings to finance future growth. Seagate Technology has never paid cash dividends and has no present intention to pay cash dividends. At March 31, 1999, there were 6,825 stockholders of record of Seagate Technology's common stock.

                                                                High      Low
                                                              -------- ---------
Fiscal 1997:
First Quarter................................................ $29 5/16 $18 1/16
Second Quarter...............................................  42 3/4   25 7/8
Third Quarter................................................  56 1/4   37 3/8
Fourth Quarter...............................................  54 1/4   32 1/2
Fiscal 1998:
First Quarter................................................ $45 3/4  $34 1/8
Second Quarter...............................................  40 5/8   18 7/16
Third Quarter................................................  27 3/16  17 3/4
Fourth Quarter...............................................  29 5/8   19 7/16
Fiscal 1999:
First Quarter................................................ $27 3/8  $16 1/8
Second Quarter...............................................  34 1/2   19 13/16
Third Quarter................................................  44 1/4   25 5/8
Fourth Quarter (to April 19, 1999)...........................  31 3/4    26 1/8

On April 19, 1999, the last sales price of Seagate Technology common stock, as reported by the New York Stock Exchange, was $26 13/16 per share.

You should obtain current market quotations for Seagate Technology common stock. In recent months, the market price of Seagate Technology common stock has fluctuated substantially due to volatility in the market place. The market price of Seagate Technology common stock will fluctuate between the date of this document and the closing date of the exchange offer. We can give you no assurances concerning the market price of Seagate Technology common stock before or after the date on which the exchange offer is closed.

    Information About Seagate Software and the Information Management Group

General

Seagate Software develops and markets software products and provides related services enabling business users and information technology professionals to store, access and manage enterprise information. Seagate Software is currently comprised of two operating groups, the Information Management Group and the Network & Storage Management Group. Each operating group provides products in distinct segments of the business software market. The Network & Storage Management Group offers network and storage management software solutions, which focus on the availability component of enterprise information management by enabling information technology professionals to manage distributed network resources and to secure and protect enterprise data. Network & Storage Management Group's products include features to copy, store, retrieve, move, protect and schedule retrieval and release of electronically stored data. Seagate Software will contribute the Network & Storage Management Group to New VERITAS in the NSMG combination.

The Information Management Group's products permit analysis and interpretation of data in order to make business decisions. An important component of these products is technology that enables the user to create reports to present that analysis and interpretation to others. After the closing of the NSMG combination, Seagate Software will continue to operate its Information Management Group business. In fiscal 1998, the Information Management Group's revenue represented approximately 40% of Seagate Software's total revenue.

Headquartered in Scotts Valley, California, Seagate Software currently has over 40 offices and operations in 18 countries worldwide. After the NSMG combination, Seagate Software will have 32 offices and operations in 17 countries. Seagate Software is a majority-owned and consolidated subsidiary of Seagate Technology. As of March 31, 1999, Seagate Technology held approximately 98.2% of all outstanding shares of Seagate Software. The remaining shares of Seagate Software are held by current and former employees, directors and consultants of Seagate Software, Seagate Technology and their subsidiaries. In addition, options to purchase 11,136,215 shares of Seagate Software common stock were outstanding as of March 31, 1999.

Products

Following the NSMG combination, the Information Management Group will continue to offer a breadth of business software products:

  . Seagate Crystal Reports for Microsoft BackOffice(TM)--Generates a set of top-requested reports to ease systems administration functions for the Microsoft BackOffice family of software products.

  . Seagate Crystal Info(TM)--Provides decision-makers with shared access to reporting and analysis capabilities, so users get fast access to data without having to interact with the database. Whether using a Web browser or Windows, users can schedule, view and analyze reports or create multiple views of data to expose trends and provide comparative information. This product contains an enterprise-friendly multi-tier architecture to lower network traffic and increase user productivity.

  . Seagate Crystal Reports(TM)--Provides query and report writing functions for Windows. A developer and end-user tool, Seagate Crystal Reports allows users to access most types of personal computer and structured query language data and design a variety of reports and integrate them into database applications.

  . Seagate Holos(R)--Provides multiple news of data to expose trends and provide comparative information to focus on key business issues and accurately reflect business processes. These applications allow enterprises to analyze the increasing volumes of data and guide users to the information to improve decision making.

The Information Management Group will also continue to offer network and storage management products by virtue of ongoing agreements with New VERITAS.

The Information Management Group provides its software products to customers under non-exclusive, non-transferable license agreements including shrink-wrap licenses for certain products. As is customary in the software industry, in order to protect its intellectual property rights, The Information Management Group does not sell or transfer title to its software products to customers. The Information Management Group enters into both object-code only and source-code licenses of its products. Under the Information Management Group's current standard end-user license agreement, licensed software may be used solely for the customers' internal operations and only at specified sites, which may be comprised of a stand-alone computer, a single network server with multiple terminals or multiple network servers with multiple terminals.

Sales and marketing

The Information Management Group utilizes a direct sales force and certain indirect sales channels, such as distributors and original equipment manufacturer relationships, for sales of its selected products to end users. These distributors and original equipment manufacturer may also sell other products that are complementary to or compete with those of the Information Management Group. The Information Management Group provides sales and marketing programs to encourage the sale of its products, but there can be no assurance that its distributors and original equipment manufacturer will not place a higher priority on competing products. Agreements with its distributors and original equipment manufacturer are generally non-exclusive and may be terminated by either party without cause.

The Information Management Group generally markets its products domestically and overseas through a network of Seagate Software subsidiaries. These subsidiaries utilize authorized distributors and direct sales forces. The Information Management Group adapts certain products for foreign markets, including translation and documentation, and the Information Management Group prepares marketing and sales support programs accordingly. The Information Management Group has organized its sales management into geographical regions to increase the effectiveness of its sales efforts. Each region has offices established in cities and countries near its largest existing or prospective partners and customers.

The Information Management Group's marketing efforts are designed to increase awareness and consideration of, and to generate leads for, its products. Marketing activities include print advertising in trade and technical publications, on-line advertising on the World Wide Web, cooperative marketing with distributors and resellers, participation in seminars and tradeshows, mailings to end users and other public relations efforts. The Information Management Group's marketing groups produce or oversee the production of substantially all of the on-line and print product literature, brochures, advertising and similar marketing and promotional material.

Revenue from one customer, Ingram Micro, accounted for 12.2%, 8.7%, 13.9% and 9.2% of the Information Management Group total revenues in fiscal 1996, 1997 and 1998 and the six months ended January 1, 1999, respectively. Indirect revenues, which include sales to distributors and original equipment manufacturers, were 60.2%, 32.2%, 40.1% and 35.0% of total revenues during fiscal 1996, 1997 and 1998 and the six months ended January 1, 1999, respectively. Revenues outside of the Americas were 18.3%, 27.8%, and 34.1% of total revenues during fiscal 1996, 1997 and 1998, respectively.

During fiscal 1996, 1997 and 1998 and the six months ended January 1, 1999, the Information Management Group generated export revenues from the United States of approximately $1.1 million, $3.4 million, $8.3 million and $5.5 million, respectively. The Information Management Group's revenues outside of the Americas were primarily denominated in the U.S. dollar, and accordingly the Information Management Group believes that its exposure to foreign currency fluctuations is not material and does not engage in foreign currency hedging programs.

Technical support and maintenance

The Information Management Group operates its own technical support groups. The technical support groups are located at various sites around the world, including the U.S., Canada and Europe, and provide pre-sale, installation and post-sale support to current users and potential customers evaluating the Information Management Group's products. Certain technical support groups also offer seven-day, 24-hour toll-free telephone services. The Information Management Group believes that effective technical support during product evaluation substantially contributes to product acceptance, and that post-sale support has been and will continue to be a substantial factor in maintaining customer satisfaction.

The Information Management Group offers maintenance programs for certain of its software products, which may consist of product enhancements, updated products and technical support. Generally, customers renew maintenance and support on an annual basis by paying a maintenance fee. Maintenance revenue implicit in new product sales and recurring maintenance charges are recognized ratably over the period the maintenance and support services are to be provided.

Competition

The segment of the software market in which the Information Management Group competes is comprised of numerous competitors and the Information Management Group expects competition to increase. The Information Management Group has recently experienced increased competition from additional entrants into its market, including companies that specialize in the development, marketing and support of software products that assist user to analyze and interpret data to make business decisions. Many of Information Management Group's current and prospective competitors have significantly greater financial, technical and marketing resources than the Information Management Group. In addition, many prospective customers may have the internal capability to implement software solutions that assist users to analyze and interpret data to make business decisions.

The competitive factors affecting the market for the Information Management Group's software products include the following:

  . product functionality,

  . performance and reliability,

  . demonstrable cost effective benefits for users relative to cost,

  . price,

  . quality of customer support and user documentation,

  . ease of installation,

  . vendor reputation,

  . experience and

  . financial stability.

The Information Management Group believes that it currently competes effectively with respect to these factors. The Information Management Group's ability to remain competitive will depend to a great extent upon its ongoing performance in the areas of product development and customer support. To be successful in the future, the Information Management Group must respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings. Performance in these areas will in turn depend upon the Information Management Group's ability to attract and retain highly qualified technical personnel in a competitive market for experienced and talented software developers.

Patents and intellectual property rights

Due to the rapidly changing nature of applicable technologies, the Information Management Group believes that the improvement of existing products, reliance upon trade secrets and unpatented proprietary know-how and development of new products are generally more important than patent protection. The Information Management Group has no U.S. or foreign patents, has one patent application pending in the U.S., and has no foreign patent applications pending.

The Information Management Group's license agreements have restrictions in place to protect and defend its intellectual property. The Information Management Group realizes that although it has incorporated these restrictions, there is a possibility for unauthorized use of its software. In addition to relying on these contractual rights, the Information Management Group has an ongoing trademark registration program in which it registers certain of its product names, slogans, and logos in the U.S. and in some foreign countries.

Employees

As of January 1, 1999, the Information Management Group employed 887 persons and, following the closing of the NSMG combination, expects to employ approximately 1,000 persons. The Information Management Group's success is highly dependent on its ability to attract and retain qualified employees. Competition for qualified employees is intense in the software industry. None of the Information Management Group's employees are represented by a labor union or are the subject of a collective bargaining agreement. The Information Management Group has never experienced a work stoppage and believes that its employee relations are good.

Facilities

Seagate Software's executive offices are located in Scotts Valley, California. Principal facilities are located in Florida, California, Canada and the U.K. A major portion of Seagate Software's facilities are occupied under leases that expire at various times through 2006. The following is a summary of square footage representing occupied space that will continue to be leased by Seagate Software and its Information Management Group business following the NSMG combination:

                                                                         Square
     Location                                                             Feet
     --------                                                            -------
     North America
      California
       Southern California..............................................   2,556
       Northern California..............................................   3,364
      Colorado..........................................................   6,306
      Mid-Continent.....................................................   7,886
      Northeast U.S.....................................................   9,140
      Southeast U.S.....................................................   8,632
      Other Domestic....................................................     320
      Canada............................................................  99,840
                                                                         -------
       Total North America.............................................. 138,044
     Europe
      England...........................................................  30,776
      Germany...........................................................   3,594
      France............................................................   5,250
      Other Europe......................................................   7,963
                                                                         -------
       Total Europe.....................................................  47,583
     Asia
      Australia.........................................................  12,180
      Singapore.........................................................   2,125
      Other Pacific Rim.................................................   5,675
                                                                         -------
       Total Asia.......................................................  19,980
                                                                         -------
     Total.............................................................. 205,607
                                                                         =======

Legal proceedings

On November 10, 1997, Vedatech Corporation commenced an action in the High Court of Justice Chancery Division in the United Kingdom against Seagate Software Information Management Group

Ltd., a wholly-owned subsidiary of Seagate Software, claiming breach of an oral agreement and infringement of a Vedatech U.K. copyright in the Japanese translation of one of Seagate Software's products and seeking monetary and injunctive relief. No specific damage amount has yet been claimed. Seagate Software has hired local counsel in the U.K., reviewed documents and conducted interviews. Seagate Software filed an initial response in the U.K. court on January 13, 1998 and is now in the discovery process.

Furthermore, on December 22, 1998, a former employee commenced an action in the Superior Court of Santa Cruz County against Seagate Software claiming promissory fraud and fraudulent inducement to enter a contract, breach of contract, constructive wrongful discharge and related claims and seeking monetary and injunctive relief. Specifically, the former employee alleges that a Seagate Software officer agreed to sell him a division of Network Storage & Management Group's business. No specific damage amount has yet been claimed. Seagate Software filed an answer on January 19, 1999 and is now in the discovery process.

Seagate Software believes these complaints have no merit and intends to vigorously defend these actions. However if unfavorable outcomes were to arise, there can be no assurance that such outcomes would not have a material adverse effect on Seagate Software's liquidity, financial position or results of operations.

In addition to the foregoing, Seagate Software is engaged in legal actions arising in the ordinary course of its business and believes that the ultimate outcome of these actions will not have a material adverse effect on Seagate Software's financial position, liquidity, or results of operations.

Market for and dividends paid on Seagate Software common stock

There is no established public trading market for Seagate Software common stock. Seagate Software common stock is not listed on a national securities exchange and is not authorized for quotation on an interdealer quotation system. As of March 31, 1999, there were 316 holders of record of Seagate Software common stock. Seagate Software has never paid cash dividends and has no present intention to pay cash dividends.

Security ownership of certain beneficial owners and management of Seagate
Software

The following table sets forth information with respect to the beneficial ownership of Seagate Software's outstanding common stock and preferred stock on an as-converted basis, sum of which is the common equivalent shares, as of March 31, 1999 for:

  . each person who we know holds more than 5% of Seagate Software's common equivalent shares,

  . Seagate Software's most highly compensated executive officers individually,

  . Seagate Software's directors individually and

  . Seagate Software's directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them unless we indicate otherwise below and subject to community property laws where applicable,

We have calculated percentage ownership based on 55,706,764 common equivalent shares as of March 31, 1999. We have included in each person's beneficial ownership that person's options to purchase Seagate Software common stock that he or she can exercise within 60 days after March 31, 1999. However, we have not included any other person's options for the purpose of computing percentage ownership.

To compute the number of common equivalent shares outstanding we have assumed that Seagate Software's Series A preferred stock is converted on a 1:1 basis to Seagate Software common stock. We have also assumed that the total number of shares of Series A preferred stock includes 7,200,000 shares issuable upon the cancellation of the outstanding share of Seagate Software's special voting preferred stock, because those shares could be issued at any time upon the demand Seagate Technology International, a wholly owned subsidiary of Seagate Technology, that holds the special voting preferred stock.

                             Number of  Percent of
                               Common     Common
                             Equivalent Equivalent
   Stockholder                 Shares     Shares
   -----------               ---------- ----------
   Seagate Technology,
    Inc....................  54,695,833    98.2%
    920 Disc Drive
    Scotts Valley, CA 95066
   Stephen J. Luczo........  54,761,833    98.3
   Donald L. Waite.........  54,715,833    98.2
   Gary B. Filler..........  54,712,833    98.2
   Lawrence Perlman........  54,712,833    98.2
   Ellen E. Chamberlain....      46,600       *
   Terence R. Cunningham...     420,000       *
   Gregory B. Kerfoot......     170,000       *
   All Seagate Software
    directors and executive
    officers
    as a group (7
    persons)...............  55,452,433    99.5

--------
 *  Less than one percent.

Seagate Technology's beneficial ownership excludes 120,000 shares of Seagate Software's common stock held by or issuable pursuant to options granted to Mr. Luczo, Mr. Waite, Mr. Filler and Mr. Perlman over which Seagate Technology does not possess sole or shared voting or investment control. Therefore Seagate Technology disclaims beneficial ownership of those shares.

Beneficial ownership for Mr. Luczo, Mr. Waite, Mr. Filler and Mr. Perlman includes 54,695,833 common equivalent shares beneficially owned by Seagate Technology to which each of them may be deemed to have shared power to vote or dispose in his capacity as an officer and/or director of Seagate Technology. However, each of Mr. Luczo, Mr. Waite, Mr. Filler and Mr. Perlman disclaim beneficial ownership of those shares.

With respect to the beneficial ownership of the following persons, the security ownership table above includes exercisable options in the following amounts:

     Name                                                                Options
     ----                                                                -------
     Stephen J. Luczo...................................................  66,000
     Gary B. Filler.....................................................  17,000
     Lawrence Perlman...................................................  17,000
     Terence R. Cunningham..............................................  20,000
     Ellen E. Chamberlain...............................................  34,600
     Gregory B. Kerfoot................................................. 170,000
     All directors and officers as a group.............................. 324,600

Mr. Waite and Mr. Cunningham hold 6,000 and 250,000 shares of Seagate Software common stock that are subject to repurchase by Seagate Software. Seagate Software's right to repurchase those shares expires on various dates through 2001.

Based on the number of outstanding shares of Seagate Technology common stock as of March 31, 1999 and after giving effect to the issuance of Seagate Technology common stock and options in the exchange offer, assuming that all outstanding shares of Seagate Software common stock are exchanged for Seagate Technology common stock pursuant to the exchange offer, no director or executive officers of Seagate Software or holder of 5% or more of Seagate Software's common equivalent shares will beneficially own more than 1% of the outstanding Seagate Technology common stock immediately after the exchange offer.

                               Seagate Technology
               Unaudited Pro Forma Condensed Financial Statements

The following unaudited pro forma condensed financial statements consist of the Seagate Technology Unaudited Pro Forma Condensed Statements of Operations for the year ended July 3, 1998, and for the six months ended January 1, 1999, and the Unaudited Pro Forma Condensed Balance Sheet as of January 1, 1999. We refer to these statements collectively as the Seagate Technology unaudited pro forma condensed financial statements. The Seagate Technology unaudited pro forma condensed financial statements give effect to the exchange of Seagate Software shares for Seagate Technology shares pursuant to the exchange offer and the contribution by Seagate Software of the Network & Storage Management Group business to New VERITAS in exchange for shares of New VERITAS. The Seagate Technology unaudited pro forma condensed statements of operations for the year ended July 3, 1998, and for the six months ended January 1, 1999, give effect to the transactions as if they had taken place on June 28, 1997, the first day of the fiscal year ended July 3, 1998. The Seagate Technology unaudited pro forma condensed balance sheet gives effect to the transactions as if they had taken place on January 1, 1999. The Seagate Technology unaudited pro forma condensed financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on June 28, 1997 or January 1, 1999 and do not purport to indicate the future results of operations or financial position of Seagate Technology.

Upon the contribution of the Network & Storage Management Group business to New VERITAS in exchange for New VERITAS stock Seagate Software, and Seagate Technology through consolidation of Seagate Software, will record a gain on the exchange equivalent to the difference between the fair value of the New VERITAS stock received reduced by approximately 42% and Seagate Software's basis in the assets exchanged also reduced by approximately 42%. Because Seagate Software will own approximately 42% of New VERITAS, on an outstanding share basis prior to consideration of shares to be issued in the TeleBackup combination, it will not recognize a gain on 100% of the contribution of the Network & Storage Management Group business to New VERITAS. Seagate Software's and Seagate Technology's ownership percentage in New VERITAS on an outstanding share basis do not take into account outstanding stock options, warrants, or convertible securities. Subsequent to the merger, Seagate Software and Seagate Technology will account for Seagate Software's investment in New VERITAS using the equity method. Under the equity method of accounting, Seagate Software and Seagate Technology will include in their respective financial results Seagate Software's share of the net income or loss of New VERITAS based upon the percentage of outstanding shares of New VERITAS owned by Seagate Software adjusted for the difference in Seagate Software's carrying value of its investment and its equity interest in New VERITAS' net assets. The results of New VERITAS will include the results of TeleBackup if the TeleBackup combination described below is consummated. The Seagate Technology unaudited pro forma statements have been prepared assuming the TeleBackup combination is accounted for using the purchase method of accounting.

In addition to the above, New VERITAS plans to complete the TeleBackup combination immediately after the completion of the contribution of the Network & Storage Management Group business to New VERITAS. TeleBackup develops and markets software technology that enables the automated backup and recovery of electronic information created and stored on networked, remote and mobile personal computer-based computer systems. The Seagate Technology unaudited pro forma condensed financial statements include the impact of the TeleBackup combination by New VERITAS through the issuance of 1,555,000 shares of New VERITAS common stock determined as of March 31, 1999 using the closing price of VERITAS common stock of $80.75 per share on March 31, 1999. Under the terms of the TeleBackup combination, the number of shares to be issued will increase if the average price per share of VERITAS common stock for the ten day period ending two days before the closing date falls below $45.44 per share.

In addition, TeleBackup's outstanding options at the closing date will be exchanged for options to purchase New VERITAS shares. As of March 31, 1999, options to purchase 51,318 shares of New VERITAS common stock would be exchanged for the outstanding options to purchase TeleBackup common stock. The value of options was determined by estimating their fair value as of March 31, 1999 using the Black-Scholes option pricing model. This value has been included as a part of the estimated price.

In addition to the inclusion of the transactions described for New VERITAS, Seagate Technology will offer to purchase all outstanding shares of Seagate Software common stock not held by Seagate Technology or one of its subsidiaries in exchange for Seagate Technology common stock. The exchange ratio will be determined based on the estimated fair value of Seagate Software shares divided by the fair market value of Seagate Technology common stock. The estimated fair value of the Seagate Software shares will be determined based upon the sum of the fair value of the Network & Storage Management Group business, as measured by the fair value of the shares to be received from New VERITAS, plus the estimated fair value for Seagate Software's Information Management Group as determined by the Seagate Software board of directors plus the assumed proceeds from the exercise of all stock options, divided by the number of fully converted shares of Seagate Software. The fair value of shares purchased less the original price paid by the employees will be recorded as compensation expense for those shares outstanding or vested less than six months. The purchase of shares that have been outstanding and vested more than six months will be accounted by Seagate Software as a purchase of minority interest and, accordingly, in these pro forma financial statements the fair value of the shares exchanged has been allocated to all of the identifiable tangible and intangible assets, including in-process research and development and goodwill, and liabilities of Seagate Software. The amounts allocated to in-process research and development will be expensed in the period in which the shares are exchanged.

Seagate Software's board of directors will make the ultimate decision on the value of the Information Management Group business. The board of directors' determination will be based on a number of factors, including the Information Management Group business' historical and project revenue, earnings and cash flow, as well as other factors including limited financial analyses performed by their financial advisor, Morgan Stanley & Co., Incorporated.

Seagate Technology will not repurchase unvested options to purchase common stock of Seagate Software. Unvested Seagate Software stock options owned by the Network & Storage Management Groups' employees will be exchanged for unvested New VERITAS stock options and unvested Seagate Software stock options owned by the Information Management Group and Seagate Technology employees will remain as unvested Seagate Software stock options. In addition, immediately prior to the NSMG combination, the vesting provision of all Seagate Software options will be accelerated to 1/48th per month retroactive to the date of grant. The option terms will be unchanged other than for the acceleration. Seagate Software estimates that options to purchase 1,790,893 shares of Seagate Software common stock, including options to purchase 885,922 shares held by Network & Storage Management Group business employees, will be accelerated. Because the accelerated options are held only by current employees of Seagate Software, and because options held by Network & Storage Management Group business employees will be exchanged into options in New VERITAS, no compensation expense will be recorded by Seagate Software.

As a result of the exchange of Seagate Software shares for Seagate Technology shares pursuant to the exchange offer, the NSMG combination, and the TeleBackup combination, Seagate Technology preliminarily estimates that it will record a pre-tax gain of approximately $1,595 million and expenses related to write-offs of in-process research and development of approximately $93.5 million in the period these transactions are consummated. In addition, Seagate Technology and Seagate Software will record the value of certain intangible assets and goodwill that will be amortized over periods of up to four years associated with these transactions. The actual amount of the one-time gain and expenses, and the amount of intangible assets and goodwill recorded is dependent on a number of factors including, the price of VERITAS stock prior to the NSMG combination, the number of shares and average exercise prices per share for VERITAS and Seagate Software stock outstanding prior to the NSMG combination and the number of shares of Seagate Software stock ultimately exchanged into shares of Seagate Technology stock.

The Seagate Technology unaudited pro forma condensed balance sheet as of January 1, 1999, reflects the recognition of the one-time gain and expenses for in-process research and development and compensation. The Seagate Technology unaudited pro forma statements of operations include the recurring effect of the amortization of intangibles and goodwill and do not include the effect of the one-time recognition of gain on the NSMG combination and one-time expenses related to in-process research and development and compensation. The gain and the charges related to in-process research and development as well as compensation will be reflected in Seagate Technology's financial statements when the NSMG combination and the TeleBackup combination are consummated.

The Seagate Technology unaudited pro forma condensed financial statements should be read in conjunction with the related notes included in this document and the audited financial statements of Seagate Technology including the notes that are included in Seagate Technology's Annual Report on Form 10-K/A for the year ended July 3, 1998 incorporated by reference into this document.

                     Seagate Technology Unaudited Pro Forma
                       Condensed Statement of Operations
                            Year Ended July 3, 1998
                      (in millions, except per share data)

                                             Pro Forma Adjustments
                                     --------------------------------------
                                       Less:
                                     Network &
                                      Storage   Equity Interest Purchase of
                           Seagate   Management  in Operations   Minority
                          Technology   Group    of New VERITAS   Interest   Pro forma
                          ---------- ---------- --------------- ----------- ---------
Revenue.................    $6,819      $175         $              $        $6,644
Cost of sales...........     5,830        23                          1 (6)   5,808
Marketing and
 administrative.........       502        90                                    412
Product development.....       585        32                                    553
In-process research and
 development............       223         7                                    216
Amortization of goodwill
 and other intangibles..        40        13                          5 (6)      32
Restructuring...........       347                                              347
Unusual items...........       (22)                                             (22)
                            ------      ----         -----          ---      ------
    Total operating
     expenses...........     7,505       165                          6       7,346
                            ------      ----         -----          ---      ------
Income (loss) from
 operations.............      (686)       10                         (6)       (702)
Equity in income (loss)
 of New VERITAS, net of
 amortization of related
 intangibles............       --        --             27  (1)                (347)
                                                      (366) (2)
                                                        (8) (3)
Interest and other,
 net....................       (18)       (1)                                   (17)
                            ------      ----         -----          ---      ------
Income (loss) before
 income taxes...........      (704)        9          (347)          (6)     (1,066)
Benefit from (provision
 for) income taxes......       174        (6)          136  (4)                 319
                                                         3  (5)
                            ------      ----         -----          ---      ------
Net income (loss).......    $ (530)     $  3         $(208)         $(6)     $ (747)
                            ======      ====         =====          ===      ======
Net income (loss) per
 share:*
  Basic.................    $(2.17)                                          $(3.01)
  Diluted...............    $(2.17)                                          $(3.01)
Number of shares used in
 per share
 computations:*
  Basic.................     243.6                                            247.8
  Diluted...............     243.6                                            247.8

--------
(*) The Network & Storage Management Group is an operating division of Seagate
    Software and it has no formal capital structure; accordingly, share and per share information is not presented.

        See accompanying Notes to Seagate Technology Unaudited Pro Forma
                        Condensed Financial Statements.

                     Seagate Technology Unaudited Pro Forma
                       Condensed Statement of Operations
                        Six Months Ended January 1, 1999
                      (in millions, except per share data)

                                             Pro Forma Adjustments
                                     --------------------------------------
                                       Less:
                                     Network &
                                      Storage   Equity Interest Purchase of
                           Seagate   Management  in Operations   Minority
                          Technology   Group    of New VERITAS   Interest   Pro Forma
                          ---------- ---------- --------------- ----------- ---------
Revenue.................    $3,354      $107         $              $        $ 3,247
Cost of sales...........     2,605         9                                   2,596
Marketing and
 administrative.........       266        51                                     215
Product development.....       297        18                                     279
Amortization of goodwill
 and other intangibles..        20         5                          3 (6)       18
Unusual items...........        78                                                78
                            ------      ----         ----           ---      -------
    Total operating
     expenses...........     3,266        83                          3        3,186
                            ------      ----         ----           ---      -------
Income (loss) from
 operations.............        88        24                         (3)          61
Equity in income (loss)
 of New VERITAS, net of
 amortization of related
 intangibles............       --        --            22 (1)                   (165)
                                                     (183)(2)
                                                       (4)(3)
Interest and other,
 net....................        36                                                36
                            ------      ----         ----           ---      -------
Income (loss) before
 income taxes...........       124        24         (165)           (3)         (68)
Benefit from (provision
 for) income taxes......       (50)      (11)          64 (4)                     27
                                                        2 (5)
                            ------      ----         ----           ---      -------
Net income (loss).......    $   74      $ 13         $(99)          $(3)     $   (41)
                            ======      ====         ====           ===      =======
Net income (loss) per
 share:*
  Basic.................    $ 0.30                                           $ (0.16)
  Diluted...............    $ 0.30                                           $ (0.16)
Number of shares used in
 per share
 computations:*
  Basic.................     245.0                                             249.2
  Diluted...............     249.1                                             249.2

--------
* The Network & Storage Management Group is an operating division of Seagate Software and it has no formal capital structure; accordingly, share and per share information is not presented.

        See accompanying Notes to Seagate Technology Unaudited Pro Forma
                        Condensed Financial Statements.

                     Seagate Technology Unaudited Pro Forma
                            Condensed Balance Sheet
                             As of January 1, 1999
                                 (in millions)

                                             Pro Forma Adjustments
                                     ---------------------------------------
                                       Less:
                                     Network &
                                      Storage                    Purchase of
                           Seagate   Management Equity Interest   Minority
                          Technology   Group    in New VERITAS    Interest     Pro Forma
                          ---------- ---------- ---------------  -----------   ---------
ASSETS
Current assets:
 Cash and cash
  equivalents...........    $  926      $           $                $12  (12)  $  938
 Short-term
  investments...........     1,291                                               1,291
 Accounts receivable,
  net...................       832        24                                       808
 Inventories............       410         1                                       409
 Deferred income taxes..       221                                                 221
 Other current assets...       133        25                                       108
                            ------      ----        ------           ---        ------
 Total current assets...     3,813        50                          12         3,775
Property, equipment and
 leasehold improvements,
 net....................     1,678        11                                     1,667
Goodwill and other
 intangibles, net.......       144        35                          25  (11)     134
Equity investment in New
 VERITAS................       --        --          1,555  (7)                  1,555
Other assets............       195                                                 195
                            ------      ----        ------           ---        ------
 Total assets...........    $5,830      $ 96        $1,555           $37        $7,326
                            ======      ====        ======           ===        ======
LIABILITIES &
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......    $  610      $  4        $                $          $  606
 Accrued employee
  compensation..........       211        11                                       200
 Accrued expenses.......       657         9                                       648
 Accrued income taxes...        18        13                                         5
 Current portion of
  long-term debt........         1                                                   1
 Deferred revenue.......         6         6                                       --
                            ------      ----        ------           ---        ------
 Total current
  liabilities...........     1,503        43                         --          1,460
Deferred income taxes...       481         1           613  (7)        2  (11)   1,095
Long-term debt..........       703                                                 703
Other liabilities.......       177                                                 177
                            ------      ----        ------           ---        ------
 Total liabilities......     2,864        44           613             2         3,435
                            ------      ----        ------           ---        ------
Stockholders'/Group
 Equity:
 Common stock...........         3                                                   3
 Additional paid-in
  capital...............     1,937                                   111  (11)   2,064
                                                                      12  (12)
                                                                       4   (7)
 Retained Earnings......     1,301                   1,595  (7)      (88) (11)   2,099
                                                      (613) (7)
                                                       (92) (9)
                                                                      (4)  (8)
 Group Equity...........                  52            52 (10)                    --
 Accumulated other
  comprehensive income..         1                                                   1
 Deferred compensation..       (46)                                                (46)
 Treasury Common Stock..      (230)                                               (230)
                            ------      ----        ------           ---        ------
 Total stockholders'
  equity/Group Equity...     2,966        52           942            35         3,891
                            ------      ----        ------           ---        ------
 Total liabilities and
  stockholders'
  equity/Group Equity...    $5,830      $ 96        $1,555           $37        $7,326
                            ======      ====        ======           ===        ======

        See accompanying Notes to Seagate Technology Unaudited Pro Forma
                        Condensed Financial Statements.

                          Notes to Seagate Technology
                              Unaudited Pro Forma
                         Condensed Financial Statements

1. Pro Forma Basis of Presentation

These pro forma statements reflect the exchange of Seagate Software shares by Seagate Technology pursuant to the exchange offer and the contribution of the Network & Storage Management Group division of Seagate Software to New VERITAS in exchange for the issuance of approximately 34.6 million shares of New VERITAS common stock representing an approximate 42% interest in New VERITAS on an outstanding share basis, approximately 36% on a fully diluted basis. The number of shares to be received in the exchange is based on the capitalization of Seagate Software and VERITAS as of March 31, 1999 and the closing price of VERITAS common stock of $80.75 per share on March 31, 1999. The actual value will be dependent on the average closing price per share of VERITAS common stock on the five days ending on the sixth business day prior to the closing date.

The exchange ratio for the exchange of Seagate Software shares for Seagate Technology shares pursuant to the exchange offer will be determined based on the estimated fair value of Seagate Software shares divided by the fair market value of Seagate Technology common stock. The estimated fair value of the Seagate Software shares will be determined based upon the sum of the fair value of the Network & Storage Management Group, as measured by the fair value of the shares to be received from New VERITAS, plus the estimated fair value for the Information Management Group as determined by the Seagate Software board of directors plus the assumed proceeds from the exercise of all stock options, divided by the number of fully converted shares of Seagate Software. The fair value of shares purchased less the original price paid by the employees will be recorded as compensation expense for those shares outstanding or vested less than six months. The purchase of Seagate Software shares that have been outstanding and vested more than six months will be accounted by Seagate Software and Seagate Technology as a purchase of minority interest and, accordingly, in these pro forma financial statements the fair value of the shares exchanged has been allocated to all of the identifiable tangible and intangible assets, including in-process research and development and goodwill, and liabilities of Seagate Software. The amounts allocated to in-process research and development will be expensed in the period in which the shares are exchanged.

Because Seagate Software will own approximately 42% of New VERITAS, including the Network & Storage Management Group after the exchange, it will not recognize a gain on 100% of the contribution of the Network & Storage Management Group. Seagate Software and Seagate Technology will record a gain on the exchange equivalent to the difference between approximately 58% of the fair value of the New VERITAS stock received and approximately 58% of Seagate Technology's basis in the assets exchanged. Seagate Software and Seagate Technology will account for its investment in New VERITAS using the equity method. Seagate Software and Seagate Technology will allocate the difference between the recorded amount of its investment in New VERITAS and the amount of its underlying equity in the net assets of New VERITAS based upon the fair value of the underlying assets and liabilities of New VERITAS. Subsequent to the combination, Seagate Software's and Seagate Technology's operating results will include approximately 41% of the operating results of New VERITAS, adjusted to amortize the difference

                          Notes to Seagate Technology
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)

between the recorded amount of Seagate Software's investment and the amount of its underlying equity in the net assets of New VERITAS.

New VERITAS plans to complete a transaction to purchase TeleBackup immediately subsequent to the combination with the Network & Storage Management Group. The Seagate Technology unaudited pro forma statements include the impact of the TeleBackup purchase by New VERITAS and the issuance of 1,555,000 shares of New VERITAS determined as of March 31, 1999 using the closing price of VERITAS common stock of $80.75 on March 31, 1999. The actual value of the TeleBackup combination will be determined based on the average closing price per share of VERITAS common stock for a few days before and after the closing date. Under the terms of the TeleBackup combination, the number of shares to be issued will increase if the average price per share of VERITAS common stock for a ten day period ending two days before the closing date falls below $45.44 per share.

The Seagate Technology unaudited pro forma condensed financial statements have been prepared based on assumptions relating to the fair value of the assets and liabilities of New VERITAS, TeleBackup and Seagate Software. The allocations are based on preliminary information and the actual amounts may differ from those reflected in the Seagate Technology unaudited pro forma condensed financial statements after completion of valuations and other procedures. Below is a table of the computation of gain, asset and liability allocation and annual amortization of the intangible assets received:

 Contribution of the Network & Storage Management Group Business to New VERITAS
                                 (in thousands)

   Computation of pro rata gain
   Fair value of shares received................................... $2,794,469
   Times: Pro rata percentage to be accounted for at fair value ...      58.15%
                                                                    ----------
   Adjusted fair value of securities received...................... $1,625,087
                                                                    ----------
   Book value of NSMG.............................................. $   51,654
   Times: Pro rata percentage to be accounted for at fair value....      58.15%
                                                                    ----------
   Book value exchanged............................................ $   30,039
                                                                    ----------
   Pro rata gain................................................... $1,595,048
                                                                    ==========
   Computation of investment in New VERITAS
   Book value of NSMG.............................................. $   51,654
   Times: Pro rata percentage to be accounted for at book value....      41.85%
                                                                    ----------
   Portion of investment in New VERITAS with no step up in basis... $   21,615
   Plus: Adjusted fair value of securities received................  1,625,087
                                                                    ----------
   Investment in New VERITAS....................................... $1,646,702
                                                                    ==========

                          Notes to Seagate Technology
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)

                                                                     Annual
                                                    Amortization  Amortization
                                           Amount       Life     of Intangibles
                                         ---------- ------------ --------------
   Allocation of Investment in VERITAS:
     Tangible assets...................  $   75,507
     Intangible assets:
       Distribution channel............       8,997   4 years       $  2,249
       Developed technology............      47,286   4 years         11,822
       Trademark and workforce.........      16,697   4 years          4,174
       In-process research and
        development....................      42,641
   Allocation of Investment in the
    Network and Storage Management
    Group:
     Tangible assets...................      16,763
     Intangible assets:
       Distribution channel............      66,285   4 years         16,571
       Developed technology............      94,531   4 years         23,633
       Trademark and workforce.........      13,977   4 years          3,494
       In-process research and
        development....................      49,462
     Goodwill..........................   1,214,556   4 years        303,639
                                         ----------                 --------
                                         $1,646,702                 $365,582
                                         ==========                 ========
   Allocation of Investment in
    Telebackup:
     Tangible assets...................  $      755
     Intangible assets:
       Distribution channel............       1,314   4 years       $    329
       Developed technology............       2,711   4 years            678
       Trademark and workforce.........         670   4 years            168
       In-process research and
        development....................         780
       Goodwill........................      49,158   4 years         12,290
       Deferred tax liability..........     (1,294)
                                         ----------                 --------
                                         $   54,094                 $ 13,465
                                         ==========                 ========

The equity interest of Seagate Software in the amortization of Telebackup intangibles will be recorded by Seagate Software net of the related New VERITAS statutory tax rate of approximately 40 percent.

                          Notes to Seagate Technology
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)

                      Compensation Expense Accounting

              (in thousands, except share and per share data)

                                                                        Amount
                                                                      ----------
Value of Seagate Software common stock per share....................  $    52.28
Less: Average exercise price of Seagate Software stock options......        6.70
                                                                      ----------
Compensation expense per stock option...............................       45.55
Times: Seagate Software stock options to be exchanged for Seagate
 Technology common stock............................................   1,714,492
                                                                      ----------
Compensation expense for Seagate Software stock options exercised
 and exchanged for Seagate Technology common stock..................  $   78,095
                                                                      ----------
Seagate software stock held for less than 6 months and exchanged for
 Seagate Technology stock...........................................     163,033
                                                                      ----------
Times: Value of Seagate Software common stock per share.............  $    52.28
                                                                      ----------
Compensation expense for Seagate software stock held for less than 6
 months and exchanged for Seagate Technology stock..................  $    8,524
                                                                      ----------
Total Compensation expense..........................................  $   86,679
                                                                      ==========

                                                                    Amount
                                                                --------------
Value for Seagate Software common stock
  Market value of VERITAS common stock......................... $        80.75
    Total New VERITAS shares and options to be received in the
     transaction...............................................     37,978,849
                                                                --------------
  Network & Storage Management Group valuation................. $3,066,792,077
  Information Management Group valuation as determined by the
   board of directors .........................................    325,000,000
  Total proceeds from assumed exercise of Seagate Software
   stock options...............................................    102,963,694
                                                                --------------
Seagate Software valuation..................................... $3,494,755,771
                                                                ==============
Divided by: Total Seagate Software shares and options
 outstanding at January 1, 1999................................     66,840,979
                                                                ==============
Value of Seagate Software common stock......................... $        52.28
                                                                ==============

Seagate Software intends to accelerate vesting on 87,395 shares of Seagate Software common stock held by certain employees. In connection with the acceleration, Seagate Software expects to record additional compensation expense of $3,867,000 in the period such acceleration is granted.

                         Notes to Seagate Software
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)

          Acquisition of Minority Interest of Seagate Technology
                (in thousands, except share and per share data)

                                                                     Annual
                                                    Amortization  Amortization
                                           Amount       Life     of Intangibles
                                          --------  ------------ --------------
Allocation of minority interest purchase
 price to intangible assets of Seagate
 Software:
  Distribution channel..................  $  1,133    4 years        $  283
  Developed technology..................     2,134    4 years           534
  Trademarks and workforce..............       461    4 years           115
  In-process research and development...     1,386
  Goodwill..............................    21,151    4 years         5,287
  Deferred tax liability................    (1,491)
                                          --------                   ------
    Total...............................  $ 24,774                   $6,219
                                          ========                   ======
Value of minority interests:
 Options held by Seagate Software
  consultants...........................    32,337
 Average exercise price of Seagate
  Software options......................  $   6.70
                                          --------
  Proceeds from assumed exercise of
   Seagate Software options.............  $    217
                                          ========
 Shares of Seagate Software vested by
  employees held for more than
  6 months..............................   445,632
 Options held by Seagate Software
  consultants...........................    32,337
                                          --------
  Shares and options of Seagate
   Software.............................   477,969
 Value of Seagate Software common stock
  per share.............................  $  52.28
                                          --------
  Value of Seagate Software common
   stock................................  $ 24,990
 Less: Proceeds from assumed exercise of
  Seagate Software options..............       217
                                          --------
 Minority interest purchase price.......  $ 24,774
                                          ========
 Divided by: Market value of Seagate
  Technology common stock...............  $  29.56
                                          --------
 Number of Seagate Technology shares
  issued for the minority interest......   838,084
                                          ========

Method for allocating purchase price

Tangible net assets of New VERITAS principally include cash and investments, accounts receivable, fixed assets and other current assets. Liabilities principally include accounts payable, accrued compensation, and other accrued liabilities.

The tangible net assets of TeleBackup acquired principally include cash and fixed assets. Liabilities assumed principally include convertible debentures and other non-current liabilities.

To estimate the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and

                          Notes to Seagate Technology
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)

applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The developed technology is expected to be amortized on the straight-line basis over its estimated useful life (four years) which is expected to exceed the ratio of current revenues to the total of current and anticipated revenues.

The value of the distribution networks and original equipment manufacturer agreements was estimated by considering, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning business relationships and risks related to the viability of and potential changes to future target markets.

The value of trademarks was estimated by considering, among other factors, the assumption that in lieu of ownership of a trademark, a company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

The value of the assembled workforce was estimated as the costs to replace the existing employees, including recruiting, hiring, and training costs for each category of employee.

The value allocated to projects identified as in-process technology at New VERITAS, TeleBackup and Seagate Software, for the minority interest acquired, will be charged to expense in the period the transactions close. These write-offs are necessary because the acquired technologies have not yet reached technological feasibility and have no future alternative uses. Seagate Technology expects that the acquired in-process research and development will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved.

The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements.

The value of the purchased in-process technology for New VERITAS and TeleBackup was estimated as the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products, excluding revenues attributable to future development efforts. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects.

Goodwill is calculated as the residual difference between the estimated amount paid and the values assigned to identified tangible and intangible assets.

                          Notes to Seagate Technology
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)


2. Pro forma net loss per share

The Seagate Technology Unaudited Pro Forma Condensed Statements of Operations have been prepared as if the exchange of Seagate Software shares for Seagate Technology shares pursuant to the exchange offer, the NSMG combination, and the TeleBackup combination had all occurred at the beginning of fiscal 1998.

The pro forma weighted average shares outstanding assumes the following (in millions):

                                                      Year       Six Months
                                                     Ended          Ended
                                                  July 3, 1998 January 1, 1999
                                                  ------------ ---------------
Weighted average historical shares outstanding...    243.6          245.0
Shares assumed issued pursuant to the exchange
 offer...........................................      4.2            4.2
                                                     -----          -----
Total weighted average shares outstanding........    247.8          249.2
                                                     =====          =====

3. Pro forma adjustments

The Seagate Technology unaudited pro forma statements give effect to the following pro forma adjustments:

   (1) To include Seagate Software's equity in the income of New VERITAS prior to the effect of the amortization of intangible assets, including goodwill, associated with the NSMG combination and the TeleBackup combination.

   (2) To reflect Seagate Software's interest in the amortization of intangibles and goodwill resulting from to the NSMG combination.

   (3) To reflect Seagate Software's interest in the amortization of intangibles and goodwill resulting from the TeleBackup combination.

   (4) To reflect the change in book/tax basis differences related to the investment in New VERITAS.

   (5) To reflect the provision for income taxes for Seagate Software's equity in the amortization of intangibles and goodwill related to the TeleBackup combination.

   (6) To reflect the amortization of developed technology and intangibles and goodwill resulting from the exchange of Seagate Software shares for Seagate Technology shares pursuant to the exchange offer. The purchase of the minority interest by Seagate Technology is recorded using fair values and is reflected as a capital contribution to Seagate Software by Seagate Technology and offsetting compensation expense or purchased in-process research and development and intangibles recorded by Seagate Technology through consolidation.

   (7) To reflect investment in New VERITAS including step-up in basis of assets and related deferred tax liability.

                          Notes to Seagate Technology
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)


   (8) Contributed capital and compensation expense related to the acceleration of vesting of shares that would otherwise have expired.

   (9) Write-off of in-process research and development resulting from the NSMG combination.

  (10) To eliminate the Network & Storage Management Group's group equity.

  (11) To record purchased in-process research and development, compensation expense, intangibles and goodwill, deferred taxes and a capital contribution resulting from exchange of Seagate Software shares for Seagate Technology shares pursuant to the exchange offer.

  (12) To record proceeds from vested options assumed exercised prior to purchase of minority interest of Seagate Software common stock by Seagate Technology.

4. Effect of TeleBackup on pro forma condensed financial statements

If the proposed business combination between VERITAS and TeleBackup is not consummated, the future operating results and financial position of Seagate Technology will include only the equity in the combined operating results of New VERITAS and the Network & Storage Management Group business. By excluding TeleBackup from the pro forma results, Seagate Technology's pro forma net loss and net loss per share for fiscal 1998 would be reduced by approximately $5 million and $0.02 per share, respectively. Seagate Technology's pro forma net loss and net loss per share for the six months ended January 1, 1999 would be reduced by approximately $2 million and $0.01 per share, respectively. Seagate Technology's pro forma net revenues for the six months ended January 1, 1999, total assets, and stockholders' equity would remain unchanged.

                                Seagate Software
               Unaudited Pro Forma Condensed Financial Statements

The following unaudited pro forma condensed financial statements consist of the Seagate Software unaudited pro forma condensed statements of operations for the year ended July 3, 1998, and for the six months ended January 1, 1999, and the Seagate Software unaudited pro forma condensed balance sheet as of January 1, 1999. The Seagate Software unaudited pro forma condensed financial statements give effect to the contribution by Seagate Software of the Network & Storage Management Group to New VERITAS in exchange for shares of New VERITAS and the issuance by New VERITAS of stock options to the Network & Storage Management Group employees who become employees of New VERITAS. The Seagate Software unaudited pro forma condensed statements of operations for the year ended July 3, 1998, and for the six months ended January 1, 1999, give effect to the transactions as if it had taken place on June 28, 1997, the first day of the fiscal year ended July 3, 1998.

The Seagate Software unaudited pro forma condensed balance sheet gives effect to the transactions as if it had taken place on January 1, 1999.

The Seagate Software unaudited pro forma condensed statements of operations include the historical results for Seagate Software less the historical financial results of the Network & Storage Management group plus Seagate Software's approximate 42% equity interest, on an outstanding share basis prior to consideration for the proposed TeleBackup combination, in the combined pro forma results of New VERITAS for the same periods as adjusted for the difference in the carrying amount of Seagate Software's investment and its equity interest in the underlying net assets of New VERITAS. The Seagate Software unaudited pro forma condensed financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on June 28, 1997 or January 1, 1999 and do not purport to indicate the future results of operations or financial position of Seagate Software.

Upon the contribution of the Network & Storage Management Group business to New VERITAS in exchange for New VERITAS stock Seagate Software will record a gain on the exchange equivalent to the difference between the fair value of the New VERITAS stock received reduced by approximately 42% and Seagate Software's basis in the assets exchanged also reduced by 42%. Because Seagate Software will own 42% of New VERITAS, including the Network & Storage Management Group, after the exchange, it will not recognize a gain on 100% of the contribution of the Network & Storage Management Group. Subsequent to the merger, Seagate Software will account for its investment in New VERITAS using the equity method. Under the equity method of accounting, Seagate Software will include in its financial results its share of the net income or loss of New VERITAS based upon the percentage of outstanding shares of New VERITAS owned by Seagate Software adjusted for the difference in Seagate Software's carrying value of its investment and its equity interest in New VERITAS' net assets. The results of New VERITAS will include the results of TeleBackup if the TeleBackup combination described elsewhere in this document is consummated. The Seagate Software unaudited pro forma statements have been prepared assuming the TeleBackup combination is consummated using the purchase method of accounting.

In addition to the above, in a separate offering, Seagate Technology will offer to purchase certain outstanding shares of Seagate Software common stock in exchange for Seagate Technology common

                                Seagate Software
               Unaudited Pro Forma Condensed Financial Statements

stock. The accompanying Seagate Software unaudited pro forma condensed statements of operations for the year ended July 3, 1998 and the six months ended January 1, 1999, reflect the purchase of these shares as if it had taken place on June 28, 1997, the first day of the fiscal year ended July 3, 1998. The Seagate Software unaudited pro forma condensed balance sheet reflects the purchase of these shares as if it had taken place on January 1, 1999.

As a result of the contribution of the Network & Storage Management Group to New VERITAS and the issuance of Seagate Technology common stock pursuant to the exchange offer, Seagate Software preliminarily estimates that it will record a pre-tax gain of approximately $1,595 million and expenses related to write-offs of in-process research and development of approximately $93.5 million in the period these transactions are consummated. In addition, Seagate Software will record the value of certain intangible assets and goodwill that will be amortized over periods up to four years associated with the purchase of Seagate Software shares by Seagate Technology. The actual amount of the one-time gain and expenses, and the amount of intangible assets and goodwill recorded is dependent on a number of factors including, the price of VERITAS stock prior to the merger, the number and average exercise prices for VERITAS and Seagate Software stock outstanding prior to the merger, the number of shares of Seagate Software stock ultimately exchanged into shares of Seagate Technology stock, and the completion of a formal valuation by an independent third party.

The Seagate Software unaudited pro forma condensed balance sheet as of January 1, 1999, reflects the recognition of the one-time gain and expenses for in-process research and development and compensation. The Seagate Software unaudited pro forma statements of operations include the recurring effect of the amortization of intangibles and goodwill and do not include the effect of the one-time recognition of gain on the contribution of the Network & Storage Management Group business to New VERITAS and one-time expenses related to in-process research and development and compensation. The gain and the charges related to in-process research and development as well as compensation will be reflected in Seagate Software's financial statements when the NSMG combination and the TeleBackup combination are consummated.

The Seagate Software unaudited pro forma condensed financial statements have not given effect to a liquidation event resulting from the disposition of the Network & Storage Management Group business. Seagate Software's board of directors and officers and Seagate Technology have agreed that Seagate Software will continue to operate its Information Management Group business in addition to holding its interest in New VERITAS. As a result, a liquidation of Seagate Software would be inconsistent with the operating plan of Seagate Software. In anticipation of a favorable vote by Seagate Software shareholders to amend the liquidation provisions so that they will not apply to the NSMG combination, payments to the Series A preferred shareholders and special voting preferred stockholders have not been given pro forma effect.

The Seagate Software unaudited pro forma condensed financial statements should be read in conjunction with the related notes included in this document and the audited financial statements including the notes thereto of Seagate Software incorporated by reference in this document from Seagate Software's Annual Report on Form 10-K/A for the year ended July 3, 1998 and the financial statements and the notes thereto of the Network & Storage Management Group business included in the VERITAS proxy materials.

                      Seagate Software Unaudited Pro Forma
                       Condensed Statement of Operations
                            Year Ended July 3, 1998
                (in thousands, except share and per share data)

                                            Pro Forma Adjustments
                                    -------------------------------------------
                                       Less:
                                    the Network     Equity
                                     & Storage     Interest         Purchase of
                          Seagate   Management  in Operations        Minority
                          Software     Group    of New VERITAS       Interest       Pro Forma
                          --------  ----------- --------------      -----------     ---------
Revenues:
  Licensing.............  $243,285   $160,192     $                   $             $  83,093
  Licensing from Seagate
   Technology...........     5,469      5,048                                             421
  Maintenance, support
   and other............    44,472      9,806                                          34,666
                          --------   --------     ---------           -------       ---------
    Total revenues......   293,226    175,046                                         118,180
Cost of revenues:
  Licensing.............    16,963     13,714                                           3,249
  Licensing from Seagate
   Technology...........       539        411                                             128
  Maintenance, support
   and other............    19,687      2,067                                          17,620
  Amortization of
   developed
   technologies.........    13,271      7,143                             534 (3.f)     6,662
                          --------   --------     ---------           -------       ---------
    Total cost of
     revenues...........    50,460     23,335                             534          27,659
                          --------   --------     ---------           -------       ---------
Gross profit............   242,766    151,711                            (534)         90,521
Operating expenses:
  Sales and marketing...   129,343     68,314                                          61,029
  Research and
   development..........    47,173     31,677                                          15,496
  General and
   administrative.......    37,124     22,254                                          14,870
  In-process research
   and development......     6,800      6,800                                             --
  Amortization of
   goodwill and other
   intangibles..........    16,201     13,236                           5,685 (3.f)     8,650
                          --------   --------     ---------           -------       ---------
    Total operating
     expenses...........   236,641    142,281                           5,685         100,045
                          --------   --------     ---------           -------       ---------
Income (loss) from
 operations.............     6,125      9,430                          (6,219)         (9,524)
Equity in income (loss)
 of New VERITAS, net of
 amortization of
 purchased intangibles..       --         --         26,924  (3.a)                   (346,737)
                                                   (365,582) (3.b)
                                                     (8,079) (3.c)
Interest and other,
 net....................       (10)      (713)                                            703
                          --------   --------     ---------           -------       ---------
Income (loss) before
 income taxes...........     6,115      8,717      (346,737)           (6,219)       (355,558)
Benefit from (provision
 for) income taxes......   (15,385)    (5,861)      135,463  (3.d)        373 (3.g)   129,544
                                                      3,232  (3.e)
                          --------   --------     ---------           -------       ---------
Net income (loss).......  $ (9,270)  $  2,856     $(208,042)          $(5,846)      $(226,014)
                          ========   ========     =========           =======       =========
Net income (loss) per
 common share:*
  Basic.................  $ (56.33)                                                 $  (88.40)
  Diluted...............  $ (56.33)                                                 $  (88.40)
Number of shares used in
 per share
 computations:*
  Basic.................   164,571                                                  2,556,745
  Diluted...............   164,571                                                  2,556,745

-------
* The Network & Storage Management Group is an operating division of Seagate Software and it has no formal capital structure; accordingly, share and per share information is not presented.

    See accompanying Notes to Seagate Software Unaudited Pro Forma Condensed
                             Financial Statements.

                      Seagate Software Unaudited Pro Forma
                       Condensed Statement of Operations
                        Six Months Ended January 1, 1999
                (in thousands, except share and per share data)

                                               Pro Forma Adjustments
                                      -------------------------------------------
                                         Less:
                                      the Network
                                       & Storage  Equity Interest     Purchase of
                           Seagate    Management   in Operations       Minority
                           Software      Group    of New VERITAS       Interest       Pro Forma
                          ----------  ----------- ---------------     -----------     ---------
Revenues:
  Licensing.............  $  133,462    $97,671      $                  $             $  35,791
  Licensing from Seagate
   Technology...........       4,006      3,802                                             204
  Maintenance, support
   and other............      29,462      5,927                                          23,535
                          ----------    -------      --------           -------       ---------
    Total revenues......     166,930    107,400                                          59,530
Cost of revenues:
  Licensing.............       6,160      5,025                                           1,135
  Licensing from Seagate
   Technology...........         274        272                                               2
  Maintenance, support
   and other............      12,317      1,733                                          10,584
  Amortization of
   developed
   technologies.........       5,713      1,580                             267 (3.f)     4,400
                          ----------    -------      --------           -------       ---------
    Total cost of
     revenues...........      24,464      8,610                             267          16,121
                          ----------    -------      --------           -------       ---------
Gross profit............     142,466     98,790                            (267)         43,409
Operating expenses:
  Sales and marketing...      75,896     40,975                                          34,921
  Research and
   development..........      26,341     17,903                                           8,438
  General and
   administrative.......      17,265     10,446                                           6,819
  Amortization of
   goodwill and other
   intangibles..........       6,736      5,152                           2,843 (3.f)     4,427
                          ----------    -------      --------           -------       ---------
    Total operating
     expenses...........     126,238     74,476                           2,843          54,605
                          ----------    -------      --------           -------       ---------
Income (loss) from
 operations.............      16,228     24,314                          (3,110)        (11,196)
Equity in income (loss)
 of New VERITAS, net of
 amortization of
 purchased intangibles..         --         --         21,734  (3.a)                   (165,097)
                                                     (182,791) (3.b)
                                                       (4,040) (3.c)
Interest and other,
 net....................       1,137        229                                             908
                          ----------    -------      --------           -------       ---------
Income before income
 taxes..................      17,365     24,543      (165,097)           (3,110)       (175,385)
Benefit from (provision
 for) income taxes......      (8,878)   (11,220)       64,422  (3.d)        186 (3.g)    68,566
                                                        1,616  (3.e)
                          ----------    -------      --------           -------       ---------
Net income (loss).......  $    8,487    $13,323      $(99,059)          $(2,924)      $(106,819)
                          ==========    =======      ========           =======       =========
Net income (loss) per
 common share:*
  Basic.................  $    36.11                                                  $  (41.78)
  Diluted...............  $     0.14                                                  $  (41.78)
Number of shares used in
 per share
 computations:*
  Basic.................     235,012                                                  2,556,745
  Diluted...............  61,572,394                                                  2,556,745

-------
* The Network & Storage Management Group business is an operating division of Seagate Software and it has no formal capital structure; accordingly, share and per share information is not presented.

    See accompanying Notes to Seagate Software Unaudited Pro Forma Condensed
                             Financial Statements.

                      Seagate Software Unaudited Pro Forma
                            Condensed Balance Sheets
                             As of January 1, 1999
                                 (in thousands)

                                             Pro Forma Adjustments
                                    --------------------------------------------
                                       Less:
                                    the Network
                                     & Storage                       Purchase of
                          Seagate   Management  Equity Interest       Minority
                         Software      Group    in New VERITAS        Interest        Pro Forma
                         ---------  ----------- ---------------      -----------      ----------
         ASSETS
Current assets:
  Cash.................. $     848    $           $                    $11,704 (3.q)  $   12,552
  Accounts receivable,
   net..................    59,292     23,706                                             35,586
  Inventories...........     1,261        679                                                582
  Loan receivable from
   Seagate Technology
   and affiliates.......    18,276     21,011          2,735 (3.h)                           --
  Other current assets..     5,863      4,205          5,945 (3.i)                         7,603
                         ---------    -------     ----------           -------        ----------
  Total current assets..    85,540     49,601          8,680            11,704            56,323
  Equipment and
   leasehold
   improvements, net....    17,031     11,455                                              5,576
  Goodwill and other
   intangibles, net.....    44,677     34,891                           24,879 (3.o)      34,665
  Equity investment in
   New Veritas..........       --         --       1,554,598 (3.j)                     1,554,598
                         ---------    -------     ----------           -------        ----------
    Total assets........ $ 147,248    $95,947     $1,563,278           $36,583        $1,651,162
                         =========    =======     ==========           =======        ==========
     LIABILITIES &
  STOCKHOLDERS' EQUITY
Current liabilities:
  Loan payable to
   Seagate Technology... $     --     $   --      $    2,735 (3.h)     $              $    2,735
  Accounts payable......    12,250      4,530                                              7,720
  Accrued employee
   compensation.........    17,266     10,886                                              6,380
  Accrued expenses......    19,438      9,122                                             10,316
  Accrued income taxes..     6,759     12,704          5,945 (3.i)                           --
  Deferred revenue......    17,952      5,790                                             12,162
                         ---------    -------     ----------           -------        ----------
    Total current
     liabilities........    73,665     43,032          8,680                              39,313
  Deferred income
   taxes................     1,021      1,021        612,816 (3.k)       1,491  (3.o)    614,307
  Other liabilities.....       280        240                                                 40
                         ---------    -------     ----------           -------        ----------
    Total liabilities...    74,966     44,293        621,496             1,491           653,660
                         ---------    -------     ----------           -------        ----------
  Common stock subject
   to repurchase........     3,685        --                            (2,317) (3.p)      1,368
Stockholders' Equity:
  Convertible preferred
   stock................        55                                                            55
  Common stock..........       --                                                            --
  Additional paid-in       346,650                                                       475,991
   capital..............                                               111,453  (3.o)
                                                                         2,317  (3.p)
                                                                         3,867  (3.l)
                                                                        11,704  (3.q)
  Retained
   Earnings/(Accumulated
   deficit).............  (277,731)                1,595,048  (3.j)    (88,065) (3.o)    520,465
                                                    (612,816) (3.k)     (3,867) (3.l)
                                                     (92,104) (3.m)
  Group Equity..........       --      51,654         51,654  (3.n)                          --
  Accumulated other
   comprehensive
   income...............      (377)                                                         (377)
                         ---------    -------     ----------           -------        ----------
    Total stockholders'
     equity/Group
     Equity.............    68,597     51,654        941,782            37,409           996,134
                         ---------    -------     ----------           -------        ----------
      Total liabilities
       and stockholders'
       equity/Group
       Equity........... $ 147,248    $95,947     $1,563,278           $36,583        $1,651,162
                         =========    =======     ==========           =======        ==========

    See accompanying Notes to Seagate Software Unaudited Pro Forma Condensed
                             Financial Statements.

                           Notes to Seagate Software
                              Unaudited Pro Forma
                         Condensed Financial Statements

1. Pro forma basis of presentation

These pro forma statements reflect the contribution of the Network & Storage Management Group Business of Seagate Software to New VERITAS in exchange for the issuance of 34,606,432 shares of New VERITAS common stock representing an approximate 42% interest in New VERITAS on an outstanding share basis (approximately 36% on a fully converted basis) prior to consideration for shares to be issued in the TeleBackup transaction described below. The number of shares to be received in the exchange is based on the capitalization of Seagate Software and VERITAS as of March 31, 1999 and the closing price of VERITAS common stock of $80.75 per share on March 31, 1999. The actual value will be dependent on the average closing price per share of VERITAS common stock on the five days ending on the sixth business day prior to the closing date. In addition, New VERITAS will offer Network & Storage Management Group business employees who become employees of New VERITAS the opportunity to exchange their options to purchase Seagate Software common stock into options to purchase New VERITAS common stock. These pro rata financial statements assume that all eligible option holders will elect to exchange their options. Accordingly, based on the exchange ratio and 5,208,466 outstanding options held by employees of the Network & Storage Management Group as of March 31, 1999, New VERITAS would issue options to purchase 3,372,417 shares of New VERITAS stock to employees of the Network & Storage Management Group. The value of the options was determined based on the difference between the exercise price of the options and the fair value of the underlying stock. This value has been included as part of the estimated purchase price.

Because Seagate Software will own 42% of New VERITAS, including the Network & Storage Management Group after the exchange, it will not recognize a gain on 100% of the contribution of the Network & Storage Management Group. Seagate Software will record a gain on the exchange equivalent to the difference between 58% of the fair value of the New VERITAS stock received and 58% of Seagate Software's basis in the assets exchanged. Seagate Software will account for its investment in New VERITAS using the equity method. Seagate Software will allocate the difference between the recorded amount of its investment in New VERITAS and the amount of its underlying equity in the net assets of New VERITAS based upon the fair value of the underlying assets and liabilities of New VERITAS. Subsequent to the combination, Seagate Software's operating results will include 41% of the operating results of New VERITAS, adjusted to amortize the difference between the recorded amount of Seagate Software's investment and the amount of its underlying equity in the net assets of New VERITAS.

New VERITAS plans to complete a transaction to purchase TeleBackup immediately subsequent to the combination with the Network & Storage Management Group. The Seagate Software unaudited pro forma statements include the impact of the TeleBackup purchase by New VERITAS and the issuance of 1,555,000 shares of New VERITAS determined as of January 1, 1999 using the closing price of VERITAS common stock of $80.75 on March 31, 1999. The actual value of the TeleBackup combination will be determined based on the average closing price per share of VERITAS common stock for a few days before and after the closing date. Under the terms of the TeleBackup

                           Notes to Seagate Software
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)

combination, the number of shares to be issued will increase if the average price per share of VERITAS common stock for a ten day period ending two days before the closing date falls below $45.44 per share. In addition, TeleBackup's outstanding options at the closing date will be exchanged for options to purchase New VERITAS shares. As of March 31, 1999, options to purchase 51,318 shares of New VERITAS common stock would be exchanged for the outstanding options to purchase TeleBackup common stock. The value of options was determined by estimating their fair value as of March 31, 1999 using the Black-Scholes option pricing model. This value has been included as a part of the estimated price.

In addition to the inclusion of the transactions described for New VERITAS, Seagate Technology will offer to purchase all outstanding shares of Seagate Software common stock in exchange for Seagate Technology common stock. The exchange ratio will be determined based on the estimated value of Seagate Software shares divided by the fair market value of Seagate Technology common stock. The estimated value of the Seagate Software shares will be determined based upon the sum of the fair value of the Network & Storage Management Group, as measured by the fair value of the shares to be received from New VERITAS, plus the estimated fair value for the Information Management Group of Seagate Software as determined by the Seagate Software Board of Directors plus the assumed proceeds from the exercise of all stock options, divided by the number of fully converted shares of Seagate Software. The fair value of shares purchased less the original price paid by the employees will be recorded as compensation expense for those shares outstanding or vested less than six months. The purchase of shares that have been outstanding and vested more than six months will be accounted by Seagate Software as a purchase of minority interest and, accordingly, in these pro forma financial statements the fair value of the shares exchanged has been allocated to all of the identifiable tangible and intangible assets, including in-process research and development and goodwill, and liabilities of Seagate Software. The amounts allocated to in-process research and development will be expensed in the period in which the shares are exchanged.

Seagate Software's board of directors will make the ultimate decision on the value of the Information Management Group business. The board of directors' determination will be based on a number of factors, including the Information Management Group business' historical and project revenue, earnings and cash flow, as well as other factors including limited financial analyses performed by their financial advisor, Morgan Stanley & Co., Incorporated.

Seagate Technology will not repurchase unvested options to purchase common stock of Seagate Software. Unvested Seagate Software stock options owned by the Network & Storage Management Groups' employees will be exchanged for unvested New VERITAS stock options and unvested Seagate Software stock options owned by the Information Management Group and Seagate Technology employees will remain as unvested Seagate Software stock options. In addition, immediately prior to the VERITAS acquisition the vesting provision of all Seagate Software options will be accelerated to 1/48th per month retroactive to the date of grant. The option terms will be unchanged other than for the acceleration. Seagate Software estimates that options to purchase

                           Notes to Seagate Software
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)

1,790,893 shares of Seagate Software common stock (including options to purchase 885,922 shares held by NSMG employees) will be accelerated. Because the accelerated options are held only by current employees of Seagate Software, and because options held by NSMG employees will be exchanged into options in New VERITAS, no compensation expense will be recorded by Seagate Software.

The Seagate Software unaudited pro forma statements have been prepared based on assumptions relating to the fair value of the assets and liabilities of New VERITAS, TeleBackup and Seagate Software. The allocations are based on preliminary information and the actual amounts may differ from those reflected in the Seagate Software unaudited pro forma condensed statements after completion of valuations and other procedures. Below is a table of the computation of gain, asset and liability allocation and annual amortization of the intangible assets received:

                                New VERITAS
                                 (in thousands)

   Computation of pro rata gain
   Fair value of shares received................................... $2,794,469
   Times: Pro rata percentage to be accounted for at fair value....      58.15%
                                                                    ----------
   Adjusted fair value of securities received...................... $1,625,087
                                                                    ----------
   Book Value of NSMG.............................................. $   51,654
   Times: Pro rata percentage to be accounted for at fair value....      58.15%
                                                                    ----------
   Book value exchanged............................................ $   30,039
                                                                    ----------
   Pro rata gain................................................... $1,595,048
                                                                    ==========
   Computation of investment in New VERITAS
   Book value of NSMG.............................................. $   51,654
   Times: Pro rata percentage to be accounted for at fair value....      41.85%
                                                                    ----------
   Portion of investment in New VERITAS with no step up in basis... $   21,615
   Plus: Adjusted fair value of securities received................  1,625,087
                                                                    ----------
   Investment in New VERITAS....................................... $1,646,702
                                                                    ==========

                           Notes to Seagate Software
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)

                                                                    Annual
                                                   Amortization  Amortization
                                          Amount       Life     of Intangibles
                                        ---------- ------------ --------------
   Allocation of Investment in New
    VERITAS:
     Tangible assets................... $   75,507
     Intangible assets:
       Distribution channel............      8,997   4 years       $  2,249
       Developed technology............     47,286   4 years         11,822
       Trademark and workforce.........     16,697   4 years          4,174
       In-process research and
        development....................     42,641
   Allocation of Investment in the
    Network and Storage Management
    Group:
     Tangible assets...................     16,763
     Intangible assets:
       Distribution channel............     66,285   4 years         16,571
       Developed technology............     94,531   4 years         23,633
       Trademark and workforce.........     13,977   4 years          3,494
       In-process research and
        development....................     49,462
     Goodwill..........................  1,214,556   4 years        303,639
                                        ----------                 --------
                                        $1,646,702                 $365,582
                                        ==========                 ========
   Allocation of Investment in
    Telebackup:
     Tangible assets................... $      755
     Intangible assets:
       Distribution channel............      1,314   4 years       $    329
       Developed technology............      2,711   4 years            678
       Trademark and workforce.........        670   4 years            168
       In-process research and
        development....................        780
       Goodwill........................     49,158   4 years         12,290
       Deferred tax liability..........    (1,294)
                                        ----------                 --------
                                        $   54,094                 $ 13,465
                                        ==========                 ========

The equity interest of Seagate Software in the amortization of Telebackup intangibles will be recorded by Seagate Software net of the related New VERITAS statutory tax rate of approximately 40%.

                           Notes to Seagate Software
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)

              Acquisition of Minority Interest of Seagate Software
                (in thousands, except share and per share data)

                                                                     Annual
                                                    Amortization  Amortization
                                           Amount       Life     of Intangibles
                                          --------  ------------ --------------
Allocation of minority interest purchase
 price to intangible assets of Seagate
 Software:
  Distribution channel..................  $  1,133    4 years        $  283
  Developed technology..................     2,134    4 years           534
  Trademarks and workforce..............       461    4 years           115
  In-process research and development...     1,386
  Goodwill..............................    21,151    4 years         5,287
  Deferred tax liability................    (1,491)
                                          --------                   ------
    Total...............................  $ 24,774                   $6,219
                                          ========                   ======
Value of minority interests:
 Options held by Seagate Software
  consultants...........................    32,337
 Average exercise price of Seagate
  Software options......................  $   6.70
                                          --------
  Proceeds from assumed exercise of
   Seagate Software options.............  $    217
                                          ========
 Shares of Seagate Software vested by
  employees held for more than
  6 months..............................   445,632
 Options held by Seagate Software
  consultants...........................    32,337
                                          --------
  Shares and options of Seagate
   Software.............................   477,969
 Value of Seagate Software common stock
  per share.............................  $  52.28
                                          --------
  Value of Seagate Software common
   stock................................  $ 24,990
 Less: Proceeds from assumed exercise of
  Seagate Software options..............       217
                                          --------
 Minority interest purchase price.......  $ 24,774
                                          ========
 Divided by: Market value of Seagate
  Technology common stock...............  $  29.56
                                          --------
 Number of Seagate Technology shares
  issued for the minority interest......   838,084
                                          ========

                           Notes to Seagate Software
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)


                        Compensation Expense Accounting
                (in thousands, except share and per share data)

                                                                        Amount
                                                                       ---------
     Value of Seagate Software common stock per share................  $   52.28
     Less: Average exercise price of Seagate Software stock options..       6.70
                                                                       ---------
     Compensation expense per stock option...........................  $   45.55
     Times: Seagate Software stock options to be exchanged for
      Seagate Technology common stock................................  1,714,492
                                                                       ---------
     Compensation expense for Seagate Software stock options
      exercised and exchanged for Seagate Technology common stock....  $  78,095
                                                                       ---------
     Seagate Software stock held for less than 6 months and exchanged
      for Seagate Technology stock...................................    163,033
                                                                       ---------
     Times: Value of Seagate Software common stock per share.........  $   52.28
                                                                       ---------
     Compensation expense for Seagate Software stock held for less
      than 6 months and exchanged for Seagate Technology stock.......  $   8,524
                                                                       ---------
     Total Compensation expense......................................  $  86,679
                                                                       =========

                                                                    Amount
                                                                --------------
   Value for Seagate Software common stock
     Market value of VERITAS common stock...................... $        80.75
       Total New VERITAS shares and options to be received in
        the transaction........................................     37,978,849
                                                                --------------
     Network & Storage Management Group valuation.............. $3,066,792,077
     Information Management Group valuation as determined by
      the board of directors................................... $  325,000,000
     Total proceeds from assumed exercise of Seagate Software
      stock options............................................ $  102,963,694
                                                                --------------
   Seagate Software valuation.................................. $3,494,755,771
                                                                ==============
   Divided by: Total Seagate Software shares and options
    outstanding at January 1, 1999.............................     66,840,979
                                                                ==============
   Value of Seagate Software common stock...................... $        52.28
                                                                ==============


Seagate Software intends to accelerate vesting on 87,395 shares of Seagate Software common stock held by certain employees. In connection with the acceleration, Seagate Software expects to record additional compensation expense of $3,867,000 in the period such acceleration is granted.

                           Notes to Seagate Software
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)


Method for allocating purchase price

Tangible net assets of New VERITAS principally include cash and investments, accounts receivable, fixed assets and other current assets. Liabilities principally include accounts payable, accrued compensation, and other accrued liabilities.

The tangible net assets of TeleBackup acquired principally include cash and fixed assets. Liabilities assumed principally include convertible debentures and other non-current liabilities.

To determine the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The analysis resulted in a valuation for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on the straight-line basis over its estimated useful life of four years which is expected to exceed the ratio of current revenues to the total of current and anticipated revenues.

The value of the distribution channels and original equipment manufacturer agreements was determined by considering, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning business relationships and risks related to the viability of and potential changes to future target markets.

The value of trademarks was determined by considering, among other factors, the assumption that in lieu of ownership of a trademark, a company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring, and training costs for each category of employee.

The value allocated to projects identified as in-process technology at New VERITAS, TeleBackup and Seagate Software, for the minority interest acquired, will be charged to expense in the period the transactions close. These write-offs are necessary because the acquired technologies have not yet reached technological feasibility and have no future alternative uses. Seagate Software expects that the acquired in-process research and development will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved.

The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements.

The value of the purchased in-process technology for New VERITAS and TeleBackup was determined by estimating the projected net cash flows related to such products, including costs to

                           Notes to Seagate Software
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)

complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects.

Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets.

2. Pro forma net loss per share

The Seagate Software unaudited pro forma condensed statements of operations have been prepared as if the NSMG combination, the TeleBackup combination, and the purchase of shares of Seagate Software common stock by Seagate Technology had occurred at the beginning of the periods presented.

The pro forma weighted average shares outstanding assumes the following:

       Estimated exercises of Seagate Software stock options
        prior to the closing date that will be purchased by
        Seagate Technology........................................... 1,746,828
       Outstanding common stock held by current employees estimated to
        be purchased by Seagate Technology...........................   608,665
       Outstanding common stock held by former employees all
        purchased
        by Seagate Technology........................................   138,753
       Outstanding common stock currently held by Seagate
        Technology...................................................    62,500
                                                                      ---------
         Total common shares outstanding............................. 2,556,746
                                                                      =========

3. Pro forma adjustments

The Seagate Software unaudited pro forma statements give effect to the following pro forma adjustments:

  (a) Equity in income of New VERITAS computed at approximately 41% based on estimated outstanding shares of New VERITAS owned by Seagate Software prior to the effect of the amortization of intangible assets, including goodwill, associated with the NSMG combination and TeleBackup combination.

  (b) To reflect the amortization of intangibles and goodwill related to the NSMG combination.

  (c) To reflect the impact on Seagate Software's equity in the amortization of intangibles and goodwill related to the TeleBackup acquisition by New VERITAS.

  (d) To reflect the change in book/tax basis differences related to the investment in New VERITAS.

  (e) To reflect the provision of income taxes for Seagate Software's equity in the amortization of intangibles and goodwill related to the TeleBackup combination.

                           Notes to Seagate Software
                              Unaudited Pro Forma
                  Condensed Financial Statements--(Continued)


  (f) To reflect the amortization of developed technology and intangibles and goodwill associated with the purchase of Seagate Software common stock by Seagate Technology. The purchase of the minority interest by Seagate Technology is recorded using fair values and is reflected as a capital contribution to Seagate Software by Seagate Technology and offsetting compensation expense or purchased in-process research and development and intangibles recorded by Seagate Software.

  (g) To reflect the reduction of deferred taxes associated with intangible assets related to the acquisition of Seagate Software shares by Seagate Technology.

  (h) To reclassify a loan receivable from Seagate Technology and affiliates to a loan payable to Seagate Technology and affiliates.

  (i) To reclassify the debit balance in accrued income taxes payable to other current assets.

  (j)  To record the step-up in basis for the investment in New VERITAS.

  (k)  Deferred income tax liability provided on recognition of pro rata gain.

  (l) Contributed capital and compensation expense related to the acceleration of vesting of shares that would otherwise have expired.

  (m) Write-off of in-process research and development related to the NSMG combination.

  (n)  To eliminate group equity from the Network & Storage Management Group.

  (o) To record purchased in-process research and development, compensation expense, intangibles and goodwill, deferred taxes and a capital contribution associated with the purchase of Seagate Software common stock by Seagate Technology.

  (p) To record the purchase of Seagate Software common stock by Seagate Technology.

  (q) To record proceeds from vested options assumed exercised prior to purchase of minority interest of Seagate Software common stock by Seagate Technology.

4. Effect of TeleBackup on pro forma condensed financial statements

If the proposed business combination between VERITAS and TeleBackup is not consummated, the future operating results and financial position of Seagate Software will include only the equity in the combined operating results of VERITAS and the Network & Storage Management Group business. By excluding TeleBackup from the pro forma results, pro forma net loss and net loss per share for fiscal 1998 would be reduced by approximately $4.8 million and $1.90 per share, respectively. Pro forma net loss and net loss per share for the six months ended January 1, 1999 would be reduced by approximately $2.4 million and $0.95 per share, respectively. Pro forma net revenues, total assets, and stockholders' equity would remain unchanged.

                                 Legal Matters

The validity of the Seagate Technology common stock to be issued in connection with the exchange offer will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    Experts

The consolidated financial statements of Seagate Technology incorporated by reference in Seagate Technology's Annual Report (Form 10-K/A) for the year ended July 3, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Seagate Software appearing in Seagate Software's Annual Report (Form 10-K/A) for the year ended July 3, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of officers and directors

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors, officers, employees and other agents to the maximum extent permitted by the delaware law. In addition, the registrant has entered into indemnification agreements with its officers and directors.

Item 21. Exhibits and financial statement schedules

(a) Exhibits. The following exhibits are filed as part of this registration statement.

                                                                          Notes:
                                                                          ------
  2.1   Agreement and Plan of Reorganization dated as of October 5,
         1998 by and among Veritas Holding Corporation, Veritas
         Software Corporation, the Registrant, Seagate Software, Inc.
         and Seagate Software Network & Storage Management Group,
         Inc...........................................................     (A)
  2.1.1 Amended and Restated Agreement and Plan of Reorganization dated as of April 16, 1999 by and among VERITAS Holding Corporation,
         VERITAS Software Corporation, the Registrant, Seagate
         Software, Inc. and Seagate Software Network & Storage
         Management Group, Inc.........................................     *
  3.1   Certificate of Incorporation of Registrant, as amended.........     (B)
  3.2   By-Laws of Registrant, as amended..............................     (C)
  4.1   Indenture, dated as of March 1, 1997 between Seagate
         Technology, Inc. and First Trust of California, National
         Association, as Trustee.......................................     (D)
  4.2   Officers' Certificate pursuant to Section 301 of the Indenture, without exhibits, establishing the terms of Seagate Software's
         senior notes and senior debentures............................     (D)
  4.3   Form of Senior Note............................................     (D)
  4.4   Form of Senior Debenture.......................................     (D)
  4.5   Form of Stockholder Agreement by and among VERITAS Software
         Corporation, VERITAS Holding Corporation, Seagate Technology,
         Inc. and Seagate Software, Inc................................     *
  4.6   Form of Registration Rights Agreement by and among VERITAS
         Holding Corporation and Seagate Software, Inc.................     *
  5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation...................................................     *
  8.1   Form of opinion regarding U.S. federal tax matters.............     **
  8.2   Form of opinion regarding Canadian tax matters.................     *
  8.3   Form of opinion regarding U.K. tax matters.....................     *
  8.4   Form of opinion regarding tax consequences to optionees........     *
 10.1   1983 Incentive Stock Option Plan and form of Stock Option
         Agreement.....................................................     (E)
 10.2   Seagate Technology Employee Stock Purchase Plan, as amended....     (J)
 10.3   Registrant's Executive Stock Plan..............................     (H)
 10.4   Conner Peripherals, Inc. 1986 Incentive Stock Plan.............     (H)
 10.5   Building Agreement for Land at Private Lot A14547 in Yio Chu
         Kang dated May 30, 1996 between Seagate Technology
         International and Jurong Town Corporation.....................     (J)
 10.6   Lease Agreement dated July 18, 1994 between Universal
         Appliances Limited and Seagate Technology (Thailand) Limited..     (J)
 10.7   1991 Incentive Stock Option Plan and Form of Option Agreement,
         as amended....................................................     (J)

                                                                           Notes:
                                                                           ------
 10.8    Acquisition Agreement dated as of September 29, 1989 by and among the Registrant, Control Data Corporation, Imprimus
          Technology Incorporated and Magnetic Peripherals, Inc.........     (F)
 10.9    Amended and Restated Directors' Option Plan and Form of Option
          Agreement.....................................................     (G)
 10.10   Amended and Restated Archive Corporation Stock Option and
          Restricted Stock Purchase Plan--1981..........................     (H)
 10.11   Amended and Restated Archive Corporation Incentive Stock Option
          Plan--1981....................................................     (H)
 10.12   Conner Peripherals, Inc.--Arcada Holdings, Inc. Stock Option
          Plan..........................................................     (I)
 10.13   Arcada Holdings, Inc. 1994 Stock Option Plan...................     (I)
 10.14   Separation Agreement and Release between the Registrant and
          Alan F. Shugart dated as of July 29, 1998.....................     (J)
 10.15+  Development and License Agreement dated as of October 5, 1998 by and among Seagate Technology, Inc., Veritas Holding
          Corporation and Veritas Software Corporation..................     *
 10.16+  Cross License and OEM Agreement dated as of October 5, 1998 by and among Seagate Software Information Management Group, Inc.,
          Veritas Holding Corporation and Veritas Software
          Corporation...................................................     *
 10.16.1 Amendment No. 1 dated as of April 16, 1999 to Cross-License and
          OEM Agreement by and among Seagate Software Information
          Management Group, Inc., VERITAS Holding Corporation and
          VERITAS Software Corporation..................................     *
 21.1    Subsidiaries of the Registrant.................................     (J)
 23.1    Consent of Ernst & Young LLP, Independent Auditors.............     **
 23.2    Consent of Ernst & Young LLP, Independent Auditors.............     **
 23.3    Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 5.1).........................     *
 23.4    Consent of Ernst & Young LLP (included in Exhibit 8.1).........     **
 23.5    Consent of Ernst & Young LLP (included in Exhibit 8.2).........     *
 23.6    Consent of Ernst & Young International (included in Exhibit
          8.3)..........................................................     *
 23.7    Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 8.4).........................     *
 24.1    Power of Attorney..............................................     *
 27.1    Financial Data Schedule........................................     (J)

--------
(A) Incorporated by reference to exhibits filed in response to Item 7(c), "Exhibits," of Seagate Software's Current Report on Form 8-K dated October 5, 1998.
(B) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of Seagate Software's Registration Statement on Form S-3 (File No. 33-13430) filed with the Securities and Exchange Commission on April 14, 1987.
(C) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K, as amended, for the fiscal year ended June 30, 1990.
(D) Incorporated by reference to exhibits filed in response to Item 7(b), "Financial Statements and Exhibits" of Seagate Software's Current Report on Form 8-K dated March 4, 1997.
(E) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K for the fiscal year ended June 30, 1983.
(F) Incorporated by reference to exhibits filed in response to Item 7(c), "Exhibits," of Seagate Software's Current Report on Form 8-K dated October 2, 1989.
(G) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K for the fiscal year ended June 30, 1991.
(H) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-8 (registration number 333-00697) as filed with the Commission on February 5, 1996.
(I) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-8 (registration number 333-01059) as filed with the Commission on February 21, 1996.
(J) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form 10-K for the fiscal year ended July 3, 1998 as filed with the Commission on August 20, 1998.

 *  Previously filed.
 **  Filed herewith.
+ Certain information in these exhibits will be omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.46.

(b) Financial Statement Schedules.

    Schedule II--Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Consolidated Financial Statements or notes thereto.

Item 22. Undertakings

(a) the undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement or any material change to such information in the Registration Statement set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove form registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable forms.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, and otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day after receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Seagate Software being acquired involved therein, that was not the subject of and included in the Registration Statement when it becomes effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California, on the 23rd day of April 1999.

                                          Seagate Technology, Inc.

                                                   /s/ Stephen J. Luczo
                                          By: _________________________________
                                                     Stephen J. Luczo
                                                 Chief Executive Officer,
                                                 President,and a Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 23rd day of April 1999.

              Signature                         Title

      /s/ Stephen J. Luczo              Chief Executive
-------------------------------------    Officer, President,
          Stephen J. Luczo               and a Director
                                         (Principal
                                         Executive Officer)

       /s/ Charles C. Pope              Senior Vice
-------------------------------------    President and Chief
           Charles C. Pope               Financial Officer
                                         (Principal
                                         Financial and
                                         Accounting Officer)

                  *                     Co-Chairman of the
-------------------------------------    Board
           Gary B. Filler

                  *                     Co-Chairman of the
-------------------------------------    Board
          Lawrence Perlman

                  *                     Director
-------------------------------------
          Kenneth Haughton

                  *                     Director
-------------------------------------
          Robert A. Kleist

                  *                     Director
-------------------------------------
         Thomas P. Stafford

                  *                     Director
-------------------------------------

         Laurel L. Wilkening

    /s/ Charles C. Pope
*By: ________________________________
           Charles C. Pope
          Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
   No.                        Document Description                       Notes:
 -------                      --------------------                       ------
  2.1    Agreement and Plan of Reorganization dated as of October 5,      (A)
          1998 by and among Veritas Holding Corporation, Veritas
          Software Corporation, the Registrant, Seagate Software, Inc.
          and Seagate Software Network & Storage Management Group,
          Inc.
  2.1.1  Amended and Restated Agreement and Plan of Reorganization         *
          dated as of April 16, 1999 by and among VERITAS Holding
          Corporation, VERITAS Software Corporation, the Registrant,
          Seagate Software, Inc. and Seagate Software Network &
          Storage Management Group, Inc.
  3.1    Certificate of Incorporation of Registrant, as amended.          (B)
  3.2    By-Laws of Registrant, as amended.                               (C)
  4.1    Indenture, dated as of March 1, 1997 between Seagate             (D)
          Technology, Inc.  and First Trust of California, National
          Association, as Trustee.
  4.2    Officers' Certificate pursuant to Section 301 of the             (D)
          Indenture, without exhibits, establishing the terms of
          Seagate Software's senior notes and senior debentures.
  4.3    Form of Senior Note.                                             (D)
  4.4    Form of Senior Debenture.                                        (D)
  4.5    Form of Stockholder Agreement by and among VERITAS Software       *
          Corporation, VERITAS Holding Corporation, the Registrant and
          Seagate Software, Inc.
  4.6    Form of Registration Rights Agreement by and among VERITAS        *
          Holding Corporation and Seagate Software, Inc.
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, PC.                  *
  8.1    Form of opinion regarding U.S. federal tax matters.               **
  8.2    Form of opinion regarding Canadian tax matters                    *
  8.3    Form of opinion regarding U.K. tax matters                        *
  8.4    Form of opinion regarding tax consequences to optionees           *
 10.1    1983 Incentive Stock Option Plan and form of Stock Option        (E)
          Agreement.
 10.2    Seagate Technology Employee Stock Purchase Plan, as amended.     (J)
 10.3    Registrant's Executive Stock Plan.                               (H)
 10.4    Conner Peripherals, Inc. 1986 Incentive Stock Plan.              (H)
 10.5    Building Agreement for Land at Private Lot A14547 in Yio Chu     (J)
          Kang dated May 30, 1996 between Seagate Technology
          International and Jurong Town Corporation.
 10.6    Lease Agreement dated July 18, 1994 between Universal            (J)
          Appliances Limited and Seagate Technology (Thailand)
          Limited.
 10.7    1991 Incentive Stock Option Plan and Form of Option              (J)
          Agreement, as amended.
 10.8    Acquisition Agreement dated as of September 29, 1989 by and      (F)
          among the Registrant, Control Data Corporation, Imprimus
          Technology Incorporated and Magnetic Peripherals, Inc.
 10.9    Amended and Restated Directors' Option Plan and Form of          (G)
          Option Agreement.

 Exhibit
   No.                        Document Description                       Notes:
 -------                      --------------------                       ------
 10.10   Amended and Restated Archive Corporation Stock Option and        (H)
          Restricted Stock Purchase Plan--1981.
 10.11   Amended and Restated Archive Corporation Incentive Stock         (H)
          Option Plan--1981.
 10.12   Conner Peripherals, Inc.--Arcada Holdings, Inc. Stock Option     (I)
          Plan.
 10.13   Arcada Holdings, Inc. 1994 Stock Option Plan.                    (I)
 10.14   Separation Agreement and Release between the Registrant and      (J)
          Alan F. Shugart dated as of July 29, 1998.
 10.15   Development and License Agreement dated as of October 5, 1998     *+
          by and among Seagate Technology, Inc., Veritas Holding
          Corporation and Veritas Software Corporation.
 10.16   Cross-License and OEM Agreement dated as of October 5, 1998       *+
          by and among Seagate Software Information Management Group,
          Inc., Veritas Holding Corporation and Veritas Software
          Corporation.
 10.16.1 Amendment No. 1 dated as of April 16, 1999 to Cross-License       *
          and OEM Agreement by and among VERITAS Software Corporation,
          VERITAS Holding Corporation and Seagate Software Information
          Management Group, Inc.
 21.1    Subsidiaries of the Registrant.                                  (J)
 23.1    Consent of Ernst & Young LLP, Independent Auditors                **
 23.2    Consent of Ernst & Young LLP, Independent Auditors                **
 23.3    Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 5.1)                            *
 23.4    Consent of Ernst & Young LLP (included in Exhibit 8.1)            **
 23.5    Consent of Ernst & Young LLP (included in Exhibit 8.2)            *
 23.6    Consent of Ernst & Young International (included in Exhibit       *
          8.3)
 23.7    Consent of Wilson Sonsini Goodrich & Rosati; Professional         *
          Corporation (included in Exhibit 8.4)
 24.1    Power of Attorney.                                                *
 27.1    Financial Data Schedule.                                         (J)

--------
(A) Incorporated by reference to exhibits filed in response to Item 7(c), "Exhibits," of Seagate Software's Current Report on Form 8-K dated October 5, 1998.
(B) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of Seagate Software's Registration Statement on Form S-3 (File No. 33-13430) filed with the Securities and Exchange Commission on April 14, 1987.
(C) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K, as amended, for the fiscal year ended June 30, 1990.
(D) Incorporated by reference to exhibits filed in response to Item 7(b), "Financial Statements and Exhibits" of Seagate Software's Current Report on Form 8-K dated March 4, 1997.
(E) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K for the fiscal year ended June 30, 1983.
(F) Incorporated by reference to exhibits filed in response to Item 7(c), "Exhibits," of Seagate Software's Current Report on Form 8-K dated October 2, 1989.

(G) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K for the fiscal year ended June 30, 1991.
(H) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-8 (registration number 333-00697) as filed with the Commission on February 5, 1996.
(I) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-8 (registration number 333-01059) as filed with the Commission on February 21, 1996.
(J) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form 10-K for the fiscal year ended July 3, 1998 as filed with the Commission on August 20, 1998.
 *  Previously filed.
** Filed herewith.
+ Certain information in these exhibits will be omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.46.

                                       3